UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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WALKER & DUNLOP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WALKER & DUNLOP, INC.

7501 Wisconsin Avenue, Suite 1200E

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 5, 2014

10:00 a.m. Eastern Daylight Time

Dear Stockholder:

You are cordially invited to attend our 2014 annual meeting of stockholders to be held on Thursday, June 5, 2014, at 10:00 a.m., Eastern Daylight Time, at

Hilton Garden Inn

7301 Waverly Street

Bethesda, Maryland 20814

for the following purposes:

1.	To elect eight directors from the nominees named in this proxy statement to serve one-year terms expiring at the 2015 annual meeting of stockholders;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To hold an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on April 7, 2014 will be entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. ALTERNATIVELY, YOU MAY SUBMIT YOUR PROXY ELECTRONICALLY BY FOLLOWING THE INSTRUCTIONS FOR INTERNET VOTING ACCOMPANYING THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE, AS DISCUSSED IN THIS PROXY STATEMENT.

By Order of the Board of Directors

Name:	Richard M. Lucas
Title:	Executive Vice President, General Counsel and Secretary

Bethesda, Maryland

April 25, 2014

i

ii

WALKER & DUNLOP, INC.

7501 Wisconsin Avenue, Suite 1200E

Bethesda, Maryland 20814

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why am I receiving this proxy statement?

You are receiving this proxy statement and the accompanying proxy card because you own shares of common stock of Walker & Dunlop, Inc. This proxy statement contains information related to the solicitation of proxies for use at our 2014 annual meeting of stockholders, to be held at 10:00 a.m., Eastern Daylight Time, on Thursday, June 5, 2014 at Hilton Garden Inn, 7301 Waverly Street, Bethesda, Maryland for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by Walker & Dunlop, Inc. on behalf of our Board of Directors. Unless otherwise stated, as used in this proxy statement, the terms “we,” “our,” “us” and the “Company” refer to Walker & Dunlop, Inc. This proxy statement, the enclosed proxy card and our 2013 annual report to stockholders are first being mailed to stockholders beginning on or about May  2, 2014.

What information is presented in this proxy statement?

The information contained in this proxy statement relates to the proposals to be voted on at the annual meeting of stockholders, the voting process, our Board of Directors and Board committees, the compensation of our directors and our executive officers for the fiscal year ended December 31, 2013, and other required information.

Who is entitled to vote at the annual meeting?

Only holders of record of our common stock at the close of business on April 7, 2014, the record date for the annual meeting of stockholders, are entitled to receive notice of the annual meeting and to vote at the annual meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.

When you vote by signing and returning the proxy card, you appoint Richard M. Lucas and William M. Walker as your representatives to vote your common stock at the annual meeting. Messrs. Lucas and Walker, or either of them, will vote your common stock as you instruct on your proxy card. Accordingly, your common stock will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by signing and returning your proxy card in advance.

Who can attend the annual meeting?

If you are a holder of our common stock at the close of business on April 7, 2014, the record date for the annual meeting, or a duly appointed proxy, you are authorized to attend the annual meeting. You will need to present proof of stock ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your common stock is held beneficially in the name of a bank, broker or other holder of record (i.e., street name), you must present proof of your ownership by presenting a bank or brokerage account statement reflecting your ownership as of the record date.

Cameras, recording equipment and other electronic devices will not be permitted at the annual meeting. For directions to the annual meeting of stockholders, contact Investor Relations at (301) 634-2143.

What are the voting rights of stockholders?

Each share of common stock outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

How do I vote?

If you hold your shares of common stock directly (i.e., not in a bank or brokerage account), you may vote by completing and returning the accompanying proxy card or by attending the meeting and voting in person. You also may vote your shares via the internet or by telephone by following the instructions on the proxy card.

If your shares of common stock are held in street name, you should follow the voting instructions provided to you by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by the internet or by telephone to your broker or nominee. If you provide specific instructions, your broker or nominee should vote your shares of common stock as directed. Additionally, if you want to vote in person and hold your shares in street name, you will need a “legal proxy” from your broker to vote at the annual meeting. Contact your broker or nominee for specific information on how to obtain a legal proxy in order to attend and vote your shares at the meeting.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as directed by you. If you return your signed proxy card but fail to indicate your voting preferences, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as recommended by the Board. The Board recommends a vote “FOR” the election of all nominees for our Board of Directors named in this proxy statement (Proposal 1); “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year (Proposal 2); and “FOR” the advisory vote on executive compensation (Proposal 3).

In the election of directors (Proposal 1), you may either vote “FOR ALL” the nominees or to “WITHHOLD” your vote with respect to all, one or more of the nominees. Regarding the ratification of our independent registered public accounting firm (Proposal 2), you may vote “FOR,” “AGAINST” or “ABSTAIN.” Regarding the advisory vote on executive compensation (Proposal 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you withhold your vote with respect to any director nominee or abstain from voting on the ratification of our independent registered public accounting firm or the advisory vote on executive compensation, your shares of common stock will be counted as present, including for purposes of establishing a quorum. Abstentions and broker non-votes will not count as votes cast with respect to a proposal.

Will my shares of common stock be voted if I do not provide my proxy and I do not attend the annual meeting?

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1). Under applicable rules, the bank or broker that holds your shares does not have the ability to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 2). They will not have discretion to vote uninstructed shares on the advisory vote on executive compensation (Proposal 3). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

May I change my vote after I return my proxy card?

Yes. You may change or revoke a previously granted proxy at any time before it is exercised by either (i) submitting a later-dated proxy, in person at the annual meeting or by mail, or (ii) delivering instructions to our Secretary at our principal executive offices located at 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland 20814. Please note that attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

If your shares of common stock are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker as described above.

What will constitute a quorum at the annual meeting?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on April 7, 2014 will constitute a quorum, permitting the stockholders to conduct business at the annual meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the annual meeting, including for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of April 7, 2014, there were 32,624,875 shares of common stock outstanding and entitled to vote at the annual meeting.

How many votes are needed to approve each of the proposals?

Directors are elected by a plurality of the votes cast. Therefore, the eight nominees for election to the Board who receive the most votes will be elected (Proposal 1). Ratification of our independent registered public accounting firm (Proposal 2) and the advisory vote on executive compensation (Proposal 3) will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon.

Will any other matters be voted on?

As of the date of this proxy statement, we do not know of any other matters that will be presented for consideration at the annual meeting other than those matters discussed in this proxy statement. If any other matters properly come before the annual meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of the Board or, if no recommendation is given, in their own discretion.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, which will consist primarily of the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland 20814, by contacting the Secretary.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different information. You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Proposal 1:    Election of Directors for a One-Year Term Expiring at the 2015 Annual Meeting of Stockholders

Our Board of Directors, or the Board, is currently comprised of ten directors, each with terms expiring at the 2014 annual meeting. During 2014, Messrs. Gaynor and Taylor informed us that they will not stand for re-election at the 2014 annual meeting. Our Board thanks Messrs. Gaynor and Taylor for their service. Our Board determined to reduce the size of the Board to eight directors effective upon the conclusion of the 2014 annual meeting. Our Nominating and Corporate Governance Committee has recommended to our Board the eight nominees set forth below, all of whom are currently serving as directors of the Company, for re-election to serve as directors for one-year terms until the 2015 annual meeting and until their successors are duly elected and qualified. Following the Nominating and Corporate Governance Committee’s recommendation, our Board has nominated those persons set forth below.

Based on its review of the relationships between the director nominees and the Company, and as discussed in greater detail below, the Board has affirmatively determined that if these nominees are elected, the following six directors are “independent” directors under the rules of the New York Stock Exchange, or NYSE: Alan J. Bowers, Andrew C. Florance, Cynthia A. Hallenbeck, Michael D. Malone, John Rice and Dana L. Schmaltz.

The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board, or the Board may, as permitted by our bylaws, further decrease the size of our Board.

Vote Required

The affirmative vote of a plurality of all the votes at the annual meeting is necessary for the election of a director. Accordingly, the eight individuals with the highest number of affirmative votes will be elected as directors. Cumulative voting in the election of directors is not permitted. For purposes of the election of directors, shares that are withheld and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast with respect to a proposal, and will have no effect on the result of the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH BELOW.

Nominees for Election for a One-Year Term Expiring at the 2015 Annual Meeting of Stockholders

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with us currently held by the director.

Name	Age	Title
William M. Walker	47	Chairman of the Board of Directors, President and Chief Executive Officer
Howard W. Smith, III	55	Executive Vice President, Chief Operating Officer and Director
Alan J. Bowers	59	Lead Director
Andrew C. Florance	50	Director
Cynthia A. Hallenbeck	57	Director
Michael D. Malone	60	Director
John Rice	47	Director
Dana L. Schmaltz	47	Director

Set forth below are descriptions of the backgrounds and principal occupations of each of our nominees for director, and the period during which he or she has served as a director.

William M. Walker is our Chairman, President and Chief Executive Officer. Mr. Walker has been a member of our Board since July 2010 and a board member of Walker & Dunlop, LLC, our operating company, or its predecessors since February 2000. In September 2003, Mr. Walker became the executive vice president and chief operating officer of Walker & Dunlop and has served as the president of Walker & Dunlop since January 2005 and as the chief executive officer since January 2007. Prior to joining Walker & Dunlop, Mr. Walker was on the management team at TeleTech, a global business process outsourcing company, from 1998 to 2003. At TeleTech, he held several senior management positions, including president of the company’s European and Latin American divisions. Prior to TeleTech, Mr. Walker was a consultant at Newbridge Latin America where he was responsible for private equity transactions in the aviation, water, and apparel industries. Prior to Newbridge Latin America, Mr. Walker was the general manager of ALTA, a regional airline based in Argentina, from August 1995 to October 1996. Mr. Walker currently serves on the boards of The Mortgage Bankers Association of America and the Sustainable Technologies Fund, a Swedish clean-tech venture capital firm. He is a member of the Young Presidents Organization and the Urban Land Institute. Mr. Walker served as chairman of the board of directors of the District of Columbia Water and Sewer Authority from 2008 until 2012. He also served on the board of directors of Transcom Worldwide S.A., a publicly traded European outsourcing company, from 2004 to 2006 and served as its chairman of the board from 2006 to January 2012. Mr. Walker received his Bachelor of Arts in Government from St. Lawrence University and his Masters in Business Administration from Harvard University.

Mr. Walker brings to our Board more than 20 years of leadership experience. Mr. Walker possesses in-depth knowledge of our industry, offers valuable insight into our business and provides the leadership, general management and vision that help us compete successfully.

Howard W. Smith, III is our Executive Vice President, Chief Operating Officer and one of our directors. Mr. Smith has been a member of our Board since July 2010. Mr. Smith joined Walker & Dunlop in November 1980 and has been a member of the management team since 1988. Mr. Smith has served as the executive vice president, chief operating officer and a board member of Walker & Dunlop, LLC or its predecessors since 2004. As Executive Vice President and Chief Operating Officer, Mr. Smith is responsible for our Multifamily, FHA Finance, Healthcare Finance, Capital Markets, Marketing and Information Technology groups. Mr. Smith is a member of the board of directors of the National Multi Housing Council and Episcopal High School in Alexandria, Virginia. He is also an advisory council member of the Fannie Mae DUS Peer Group, a group he chaired from 2007 to 2008 and again from 2009 to 2010. Mr. Smith received his Bachelor of Arts in Economics from Washington & Lee University.

Mr. Smith brings to our Board more than 30 years of experience in the commercial real estate finance industry. He has extensive knowledge of our operations, having spent his entire career at Walker & Dunlop. In his capacity as chief operating officer, Mr. Smith also provides our Board with management’s perspective on our business operations and conditions, which is crucial to our Board’s performance of its oversight function.

Alan J. Bowers is one of our directors and serves on the Nominating and Corporate Governance Committee (Chairman) and the Audit Committee, and is our Lead Director. Mr. Bowers has been a member of our Board since December 2010. Mr. Bowers currently serves on the board and as audit committee chairman of La Quinta Inns & Suites, a publicly traded hotel chain and American Achievement Corp., a privately held manufacturer and distributer of graduation products. Mr. Bowers is also a board member of Quadel Consulting Corp., a privately held government contract manager and consulting firm. Prior to Mr. Bowers’ retirement in 2005, Mr. Bowers was the president and chief executive officer and a board member of Cape Success, LLC, a private equity-backed staffing service and information technology solutions business, from 2001 to 2004. Mr. Bowers was also the president and chief executive officer and a board member of MarketSource Corporation, a marketing and sales support service firm, from 2000 to 2001, and of MBL Life Assurance Corporation, a life insurance firm, from 1995 to 1999. Mr. Bowers previously served on the boards and as audit committee chairman of Refrigerated Holdings, Inc., a temperature controlled logistics firm (from January 2009 to April 2013); Roadlink Inc., a trucking and logistics firm (from February 2010 to April 2013); and Fastfrate Holdings, Inc., a Canadian trucking and logistics firm (from July 2008 to June 2011), each a privately held company. Mr. Bowers has been a certified public accountant since 1978 and served as staff auditor, audit partner and managing partner, serving a diverse client base during his tenure at Coopers & Lybrand, L.L.P. from 1978 to 1995 and a staff accountant with Laventhol & Horwath, CPAs from 1976 to 1978. Mr. Bowers received his Bachelor of Science in Accounting from Montclair State University and his Masters in Business Administration from St. John’s University.

Mr. Bowers brings to our Board over 30 years of experience in accounting and executive management, including experience on the audit committees of private companies and a Securities & Exchange Commission (“SEC”) registrant. Mr. Bowers’ accounting expertise and diverse corporate management experience are assets to our Board.

Andrew C. Florance is one of our directors and serves on our Nominating and Corporate Governance Committee. Mr. Florance has been a member of our Board since November 2012. Mr. Florance has been the president and chief executive officer of CoStar Group, Inc. (“CoStar”) since he founded CoStar in 1987. He also serves on the board of directors of CoStar. CoStar is a publicly traded leading provider of commercial real estate information and analytic services, which conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Mr. Florance is the recipient of numerous awards recognizing his accomplishments as an entrepreneur and corporate leader, including: Cornell Real Estate Review’s Real Estate Industry Executive of the Year for 2009; Transwestern’s 2007 Public Company Trendsetter of the Year for revolutionizing the way the commercial real estate industry gathers, analyzes and uses information on commercial property and markets; and Ernst & Young’s Entrepreneur of the Year award in 2000 for his pioneering work in real estate information services. He serves on the board of directors of ARES, an association of real estate thought leaders, and as a trustee of the Shakespeare Theatre Company in Washington, D.C. He also serves on the governing board for Beauvoir, the National Cathedral Elementary School. Mr. Florance received a B.A. in economics from Princeton University.

Mr. Florance brings to our Board significant knowledge and understanding of the commercial real estate and information services industries and extensive executive leadership experience. Mr. Florance’s knowledge and experience are assets to our Board.

Cynthia A. Hallenbeck is one of our directors and serves on the Audit Committee (Chairman) and Compensation Committee. Ms. Hallenbeck has been a member of our Board since December 2010. Ms. Hallenbeck joined the Environmental Defense Fund (“EDF”) in January, 2014 as its chief financial officer and treasurer. EDF’s mission is to preserve the natural systems on which all life depends and, guided by science and economics, finds practical and lasting solutions to the most serious environmental problems. Previously, Ms. Hallenbeck served as the chief executive officer of Alceryn, Inc., a private consulting firm that she founded in 2010, where her most significant engagement was as the acting chief financial and administrative officer of the

Council for Economic Education. Ms. Hallenbeck served as the vice president of finance and operations of the Arcus Foundation from January 2012 to October 2012. Prior to founding Alceryn, Inc., Ms. Hallenbeck worked at Citigroup, Inc. from 2002 to 2008, where she served in a number of divisions in various capacities, including as chief financial officer of Citigroup’s corporate treasury department from 2002 to 2005, an internal consultant for Citigroup’s office of the chief administrative officer from 2006 to 2007 and chief operating officer of global legal support from 2007 to 2008. Prior to her service with Citigroup, Ms. Hallenbeck spent over 14 years at Merrill Lynch & Co., Inc. in a variety of finance, treasury and accounting roles including treasurer of its global futures business and chief financial officer of its securities financing group. Ms. Hallenbeck also worked with GTE Corporation (currently Verizon Communications, Inc.), a telecommunications company, from 1985 to 1987, where she served as a manager in its financial strategies division, and also with Manufacturers Hanover Trust, a banking institution, from 1979 to 1983, where she served as assistant vice president and a thrift industry specialist. Ms. Hallenbeck has served on the audit committee of the Clinton Health Access Initiative since September 2013. Ms. Hallenbeck is also a member of the non-profit Junior League of the City of New York, where she most recently served as chairperson of its audit committee from 2004 to 2008. Ms. Hallenbeck was a member of the board of the non-profit Global HIV Vaccine Enterprise and served as its treasurer, from January 2009 to September 2012. Ms. Hallenbeck received her Bachelor of Arts in Economics from Smith College and her Masters in Business Administration from Harvard University.

Ms. Hallenbeck brings to our Board over 30 years of experience in financial management and accounting, including extensive management experience on the executive management teams of several private and public companies and service on the audit committees of several organizations. Ms. Hallenbeck’s accounting expertise and management experience are assets to our Board.

Michael D. Malone is one of our directors and serves on our Compensation Committee. Mr. Malone has been a member of our Board since November 2012. In February 2012, Mr. Malone was appointed to the board of directors of Nationstar Mortgage Holdings Inc. (“Nationstar”), a publicly traded non-bank residential mortgage servicer and an affiliate of Fortress Investment Group LLC (“Fortress”), a global alternative investment and asset management firm. Affiliates of Fortress manage funds which collectively constitute our largest stockholder group. Mr. Malone is the chairman of Nationstar’s nominating and corporate governance committee and is a member of its audit and compensation committees. From February 2008 to February 2012, Mr. Malone served as managing director of Fortress, where he was in charge of the Charlotte, NC office and responsible for the business of the capital formation group in the southeast and southwest regions of the United States. From 2008 to 2013, Mr. Malone served as a member of the board of directors and audit committee, and was co-chairman, of the compensation committee of Morgans Hotel Group Co., a publicly traded company that operates, owns, acquires, develops and redevelops boutique hotels. Mr. Malone retired from Bank of America in November 2007, after nearly 24 years of service as a senior executive banker and managing director. Over those years, Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities, including real estate, gaming, lodging, leisure, and the financial sponsors businesses. Mr. Malone received his Bachelor of Science in General Studies from the University of Kentucky.

Mr. Malone’s extensive experience and expertise in the financial and real estate industries enable him to provide valuable insight into our commercial real estate lending business operations and our strategic direction.

Pursuant to the terms of the Purchase Agreement (the “Purchase Agreement”) dated as of June 7, 2012, among us, Walker & Dunlop, LLC, CWCapital LLC (“CWCapital”) and CW Financial Services LLC (“CWFS”), by which we acquired CWCapital, CWFS is entitled to designate up to two nominees for each election as directors to our Board through our annual meeting to be held in 2014. The Purchase Agreement specifies that at our annual meeting of stockholders to be held during the 2013 and 2014 calendar years, or at any special meeting of our stockholders held prior to our 2014 annual meeting of stockholders at which our directors are to be elected, or at any taking of action by written consent of our stockholders prior to our 2014 annual meeting of stockholders with respect to which our directors are to be elected, CWFS shall have the right (but not the obligation) to designate two nominees for election to our Board (such nominees, the “CWFS Nominees”) at such director election. At or prior to any such director election: (i) our Nominating and Corporate Governance

Committee must recommend to our Board the nomination of the CWFS Nominees for election to our Board, and (ii) our Board must recommend to our stockholders the election of the CWFS Nominees to our Board.

At any time that CWFS and its affiliates cease to collectively own, directly or indirectly, at least 20% of our common stock outstanding as of September 4, 2012, CWFS forfeits the right to nominate and appoint one CWFS Nominee, effective as of our then next annual meeting of stockholders at which directors are elected. At any time that CWFS and its affiliates cease to collectively own, directly or indirectly, at least 10% of our common stock outstanding as of September 4, 2012, CWFS forfeits the right to nominate and appoint one CWFS Nominee, effective as of our then next annual meeting of stockholders at which directors are elected.

Additionally, concurrently with the execution and delivery of the Purchase Agreement on June 7, 2012, we, Walker & Dunlop, LLC, Column Guaranteed LLC (“Column”), our then largest stockholder, and CWFS entered into a voting agreement with Column (the “Column Voting Agreement”). Under the Column Voting Agreement, Column has agreed to vote all of its shares of our common stock it holds in favor of electing CWFS Nominees to our Board at our June 5, 2014 annual meeting. As described more fully in “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS—Column Stock Repurchase,” on March 14, 2014 we entered into a Stock Purchase Agreement with Column to repurchase all 2,450,451 shares of our common stock it then owned. The repurchase was completed on March 17, 2014.

CWFS has designated Mr. Malone as its only CWFS Nominee for election at our June 5, 2014 annual meeting.

John Rice is one of our directors and serves on the Compensation Committee (Chairman) and the Nominating and Corporate Governance Committee, and served as our Lead Director from September 2010 to June 2012. Mr. Rice has been a member of our Board since July 2010 and served as a board member of Walker & Dunlop, LLC from January 2010 to December 2010. Mr. Rice serves as chief executive officer of Management Leadership for Tomorrow, a national non-profit organization that he founded in 2001. Management Leadership for Tomorrow equips under-represented minorities with the skills, coaching and relationships that unlock their potential as senior business and community leaders. Prior to Management Leadership for Tomorrow, Mr. Rice was an executive with the National Basketball Association from 1996 to 2000, where he served as managing director of NBA Japan and as director of marketing for Latin America. Before joining the National Basketball Association, Mr. Rice spent four years with the Walt Disney Company in new business development and marketing, and two years with AT&T. Mr. Rice is also a trustee of the Yale Corporation and serves on President Obama’s Advisory Board for Historically Black Colleges and Universities. He also serves on the boards of several non-profits including the American Management Association. Mr. Rice received his Bachelor of Arts from Yale University and his Masters in Business Administration from Harvard University.

Mr. Rice’s success with his various entrepreneurial ventures, as well as his many years of marketing and talent development experience, provide our Board with valuable business and marketing insights. Additionally, Mr. Rice’s leadership in the non-profit sector is consistent with our commitment to community service.

Dana L. Schmaltz is one of our directors and serves on the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Schmaltz has been a member of our Board since December 2010. Mr. Schmaltz is currently a partner at Yellow Wood Partners, LLC, a private equity firm he founded, which is focused on the consumer products industry. Mr. Schmaltz was the co-founder, director and chief financial officer of Blacksmith Brands, Inc., a privately owned consumer products company that was created in September 2009. As the co-founder and a senior manager of Blacksmith Brands, Mr. Schmaltz was responsible for overseeing the operations of the business with the senior management team, as well as for developing future acquisition opportunities for the company. Prior to founding Blacksmith Brands, Mr. Schmaltz was a managing partner of West Hill Partners, LLC, a Boston-based private equity firm from 2007 to 2009. Prior to that, Mr. Schmaltz was the president of J.W. Childs Associates, LP, a private equity fund, where he focused on investments in the consumer/specialty retail sector. Mr. Schmaltz was a general partner at J.W. Childs from 1997 to 2007. He has also been a director of numerous corporations including Mattress Firm, Inc. from January to June 2007, Fitness Quest, Inc. from 2004 to 2007, Esselte, AB from 2002 to 2007 and NutraSweet from 2000 to 2007. Mr. Schmaltz began his career in the private equity industry at the NTC Group in 1991 and has held various positions at Kidder, Peabody, Inc. and Drexel Burnham Lambert. Mr. Schmaltz received his Bachelor of Arts in History from Dartmouth College and his Masters in Business Administration from Harvard University.

Mr. Schmaltz brings to our Board over 20 years of experience in private equity investments, executive management and financial advisory services. Mr. Schmaltz’s investment and management experiences are assets to our Board.

Corporate Governance Information

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Accordingly, our Board has adopted and maintains the following corporate governance guidelines, codes and charters:

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Principal Executive Officer and Senior Financial Officers;

•	Charter of the Audit Committee of the Board of Directors;

•	Charter of the Compensation Committee of the Board of Directors; and

•	Charter of the Nominating and Corporate Governance Committee of the Board of Directors.

From time to time, we may revise the above-mentioned corporate governance guidelines, codes and charters in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Please visit our website at www.walkerdunlop.com to view or obtain a copy of the current version of any of these documents. We will provide any of the above-mentioned documents, free of charge, to any stockholder who sends a written request to:

Walker & Dunlop, Inc.

Attn: Investor Relations

7501 Wisconsin Avenue, Suite 1200E

Bethesda, Maryland 20814

Director Independence

Our bylaws and Corporate Governance Guidelines conform to the NYSE rules, which require us to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the board of directors of the company affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such company). In addition, the NYSE listing standards contain the following further restrictions upon a listed company’s director independence:

•	a director who is an employee, or whose immediate family member is an executive officer, of the listed company is not independent until three years after the end of such employment relationship;

•	a director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent;

•

a director who is, or whose immediate family member is, a current partner of a firm that is the company’s internal or external auditor is not independent; a director who is a current employee of such a firm is not independent; a director who has an immediate family member who is a current employee of such a firm and personally works on the company’s audit is not independent; and a director who was, or whose immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the company’s audit within that time is not independent;

•	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executive officers at the same time serve or served on the other company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and

•	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

To adequately assess and ensure that (i) at least a majority of our directors qualify as independent and (ii) each of the Board committees is comprised of solely independent directors, the Board assesses annually the independence of all directors and director nominees. In accordance with the independence criteria established by the Board from time to time, our Board considers all facts and circumstances in order to make an affirmative determination as to whether any director has a direct or indirect material relationship to the Company. In assessing the materiality of a director’s or nominee’s relationship with the Company, the Board considers the issues from the director’s or nominee’s standpoint and from the perspective of the persons or organization with which the director or nominee has an affiliation. Our Board has evaluated the status of each current director, and has affirmatively determined, after considering the relevant facts and circumstances and the independence standards set forth above, that each of Alan J. Bowers, Andrew C. Florance, Mitchell M. Gaynor, Cynthia A. Hallenbeck, Michael D. Malone, John Rice and Dana L. Schmaltz is independent, as defined in the NYSE rules, and that none of these directors has a material relationship with us.

The table below summarizes the potentially material relationships that were considered in connection with the independence determinations. Except for Mr. Taylor’s relationship with Credit Suisse Securities (USA) LLC (“Credit Suisse”), none of the relationships described below were considered material relationships that impacted the applicable director’s independence.

Director	Relationship Type	Description of Relationship
Andrew C. Florance	Immaterial Purchases	The Board has examined subscription payments by us to CoStar and its subsidiaries, where Mr. Florance is its president and chief executive officer and a member of the board of directors. The relationship is described on page 61. The Board determined that the relationship was not material since (i) the amounts involved were significantly less than 0.1% of the consolidated gross revenues of both us and CoStar; (ii) the payments were for commercial real estate information and analytic services used in the ordinary course of our business; and (iii) we have had a relationship with CoStar prior to Mr. Florance’s membership on our Board.

Michael D. Malone	Immaterial Contractual Director Designee	The Board examined Mr. Malone’s designation as the CWFS Nominee. The Board determined that Mr. Malone’s designation as the CWFS Nominee is immaterial since he is not currently employed by Fortress or any of its affiliates.

Edmund F. Taylor	Material Business Relationship	The Board examined our business relationships described on pages 55-59, with Credit Suisse and its affiliates, where Mr. Taylor is a managing director. The Board determined that, while none of such relationships provides an absolute bar to Mr. Taylor’s independence under the NYSE listing standards, the relationships in the aggregate are material, and therefore impair his independence as a director.

Board Leadership Structure

Mr. Walker serves as the Company’s Chairman, President and Chief Executive Officer. The Board has determined that combining the Chairman and Chief Executive Officer positions is the appropriate leadership structure for the Company, and believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy.

Nevertheless, the Board understands that the structure of the Board must encourage the free and open dialogue of competing views and provide for strong checks and balances. Specifically, an effective governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

The Board is committed to maintaining a “Lead Director,” as a matter of good corporate governance. The Lead Director is an independent director consistent with criteria established by the NYSE, and will be selected on an annual basis by a majority of the independent directors then serving on the Board. The role of the Lead Director is to serve as liaison between (i) the Board and management, including the Chief Executive Officer, (ii) independent directors and (iii) interested third parties and the Board. The Lead Director serves as the focal point of communication to the Board regarding management plans and initiatives, and ensures that the role between board oversight and management operations is respected. The Lead Director, who is currently the Chairman of the Nominating and Corporate Governance Committee, reviews and provides input on full Board meeting agendas, and plays a central role in developing, managing and overseeing our annual Board self-assessment process. The Lead Director acts as chairman of executive sessions of our non-employee directors and independent directors and also provides the medium for informal dialogue with and between independent directors, allowing for free and open communication within that group. In addition, the Lead Director serves as the communication conduit for third parties who wish to communicate with the Board. The Company’s current Lead Director is Mr. Bowers.

The Board intends to carefully consider its Board leadership structure from time to time based on what the Board believes is best for the Company and its stockholders.

Executive Sessions of Non-Management and Independent Directors

Pursuant to our Corporate Governance Guidelines and the NYSE rules, in order to promote open discussion among independent directors, our Board devotes a portion of each regularly scheduled Board meeting to executive sessions without management, and a portion of at least one of the regularly scheduled Board meetings each year to a session of only independent directors. See “—Director Independence” for a list of our independent directors. The Lead Director acts as chairman of those executive sessions.

Communications with the Board

Stockholders and other interested parties may communicate with the Board by contacting the Lead Director (i) by sending any correspondence they may have in writing to the “Lead Director” c/o the General Counsel & Secretary of Walker & Dunlop, Inc., at 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland 20814, who will then directly forward such correspondence to the Lead Director, or (ii) by e-mailing correspondence directly to the Lead Director at leaddirector@walkerdunlop.com. The Lead Director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board.

Board Meetings and Director Attendance

Pursuant to our Corporate Governance Guidelines, (i) we are required to have at least four regularly scheduled Board meetings in each calendar year and additional unscheduled Board meetings may be called upon appropriate notice at any time to address specific needs of the Company; and (ii) directors are expected to attend, in person or by telephone or video conference, all Board meetings and meetings of committees on which they serve. Our Board held ten Board meetings in 2013. Each of our directors attended at least 75% of the total regularly scheduled and special meetings of the Board and the committees on which he or she served. Additionally, pursuant to our Corporate Governance Guidelines, the directors are encouraged, but not required, to attend our annual meetings of stockholders. Six of the ten directors who were elected to the Board at the 2013 annual meeting of stockholders were in attendance at the meeting.

Criteria for Board Membership

The Board has adopted a policy to be used for considering potential director candidates to further the Nominating and Corporate Governance Committee’s goal of ensuring that our Board consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board. However, at a minimum, candidates for director must possess:

•	high integrity;

•	an ability to exercise sound judgment;

•	an ability to make independent analytical inquiries;

•	a willingness and ability to devote adequate time and resources to diligently perform Board duties; and

•	a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned minimum qualifications, the Nominating and Corporate Governance Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

•	diversity, age, background, skills and experience;

•	personal qualities and characteristics, accomplishments, and reputation in the business community;

•	knowledge and contacts in the communities in which the Company conducts business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to devote sufficient time to serve on the Board and committees of the Board;

•	knowledge and expertise in various areas deemed appropriate by the Board;

•	fit of the individual’s skills, experience, and personality with those of other directors in maintaining an effective, collegial, and responsive Board;

•	whether the person’s nomination and election would enable the Board to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC; and

•	whether the person would qualify as an “independent” director under the NYSE’s listing standards and our Corporate Governance Guidelines.

Neither the Nominating and Corporate Governance Committee nor the Board has adopted a formal policy with respect to diversity of its directors. However, in connection with its overall director candidate review, the Nominating and Corporate Governance Committee does consider diversity of experience in areas that are relevant to the Company’s activities. Directors must be willing and able to devote sufficient time to carrying out their duties effectively. The Nominating and Corporate Governance Committee takes into account the other demands on the time of a candidate, including, for example, occupation and memberships on other boards.

The Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including (i) Nominating and Corporate Governance Committee members, (ii) our stockholders and (ii) others as it deems appropriate. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in identifying qualified director candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified director candidates.

As part of the identification process, the Nominating and Corporate Governance Committee considers the number of expected director vacancies and whether existing directors have indicated a willingness to continue to serve as directors if re-nominated. Once a director candidate has been identified, the Nominating and Corporate Governance Committee will then evaluate this candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Existing directors who are being considered for re-nomination will be re-evaluated as part of the Nominating and Corporate Governance Committee’s process of recommending director candidates. The Nominating and Corporate Governance Committee will consider all persons recommended by stockholders in the same manner as all other director candidates, provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws and summarized below.

After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee will recommend to the Board the nomination of a number of candidates equal to the number of director vacancies that will exist at the annual meeting of stockholders. The Board will then select the Board’s director nominees for stockholders to consider and vote upon at the stockholders’ meeting.

With respect to any CWFS Nominee, the Nominating and Corporate Governance Committee and Board adhere to the terms of our agreement with CWFS regarding such nomination process, as described earlier.

Stockholder Recommendations of Director Nominees

For nominations for election to the Board to be properly brought before an annual meeting by a stockholder, the stockholder must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws. These notice provisions require that nominations for directors must be received by the Secretary at our principal executive offices (the “Stockholder Notice”) not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, such Stockholder Notice to be timely must be so delivered not earlier than the 150th day prior to such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The Stockholder Notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director, (A) a description of all agreements, arrangements or understandings between such stockholder and such potential nominee (and any other person or persons), pursuant to which the nomination is made, and (B) all other information relating to such potential nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•

as to the stockholder giving such Stockholder Notice, (A) the name and address of such stockholder, as they appear on the Company’s books; (B) the class or series and number of shares of stock of the Company which are, directly or indirectly, owned beneficially and of record by such stockholder, including through general or limited partnerships, as of the date of the Stockholder Notice, and a representation that such stockholder will notify the Company in writing of such information as of the record date for the meeting; (C) a description of any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into by such stockholder as of the date of the Stockholder Notice, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, or increase or decrease the voting power of such stockholder or any affiliates, and a representation that such stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting; (D) a representation that such stockholder intends to appear at the meeting in person or by proxy to make the nomination or propose the other business specified in such Stockholder Notice, as the case may be; and (E) a representation as to whether such stockholder intends, or is intended to be part of a group (within the meaning ascribed to such term under Section 13(d)(3) of the Exchange Act) that intends, (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares of stock required to elect the proposed director nominee or to approve or adopt the other business proposal, and/or (ii) otherwise to solicit proxies from stockholders in support of such nominee or other business proposal.

For purposes of the bulleted paragraphs above, references to “stockholder” include any beneficial owners on whose behalf the director nomination is made. See also “OTHER MATTERS—Stockholder Proposals and Nominations for the 2015 Annual Meeting.”

Code of Ethics for Principal Executive Officer and Senior Financial Officers; Code of Business Conduct

We have adopted the Code of Ethics for Principal Executive Officer and Senior Financial Officers, which is applicable to our Chief Executive Officer, Chief Financial Officer and all other senior financial officers. This code is intended to:

•	deter wrongdoing;

•	encourage honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

•	ensure compliance with applicable governmental laws, rules and regulations;

•	support the prompt internal reporting of violations of the Code of Ethics for Principal Executive Officer and Senior Financial Officers to the appropriate persons identified in the Code of Ethics for Principal Executive Officer and Senior Financial Officers; and

•	create accountability for adherence to the Code of Ethics for Principal Executive Officer and Senior Financial Officers.

We have also adopted the Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees. This code covers areas of professional conduct, including honest and candid conduct, conflicts of interest, disclosure, compliance with all applicable laws, rules and regulations, corporate opportunities, confidentiality, fair dealing and the protection and proper use of Company assets.

We have posted both our Code of Ethics for Principal Executive Officer and Senior Financial Officers and Code of Business Conduct and Ethics to our website and intend to promptly post any waiver or amendment of our Code of Ethics for Principal Executive Officer and Senior Financial Officers to our website.

In addition to the Code of Ethics for Principal Executive Officer and Senior Financial Officers and Code of Business Conduct and Ethics, our Audit Committee has in place a whistleblower reporting procedure that enables it to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. The procedures in place permit our employees to confidentially and anonymously submit their concerns regarding questionable accounting or auditing matters directly to the Audit Committee. Upon receiving a concern or complaint pursuant to these procedures, the individual designated by our Chief Executive Officer as our compliance officer (currently, our Executive Vice President, General Counsel & Secretary, Richard M. Lucas), or Audit Committee Chairman, will:

•	determine whether the complaint or concern is an accounting complaint and, when possible, acknowledge receipt of the complaint or concern to the reporting person;

•	review the complaint in a manner determined by and with the oversight of the Audit Committee and with input from the compliance officer or such other persons, including any third party investigative parties, as the Audit Committee determines to be appropriate;

•	appoint one or more internal and/or external investigators to promptly and fully investigate such accounting complaints under the supervision of the compliance officer and, as may be appropriate, the Audit Committee;

•	provide the reporting person, to the extent possible and appropriate, the name and contact information for the investigator(s) assigned to the accounting complaint;

•	maintain confidentiality to the fullest extent possible, consistent with the need to conduct an adequate review;

•	coordinate with other Board committees and government authorities, as appropriate, to the extent that an accounting complaint relates to an ongoing government audit, inspection or investigation;

•	obtain advice and assistance from and retain, at the Company’s expense, investigators, internal or outside legal counsel and other advisors, as may be appropriate; and

•	take prompt and appropriate corrective or remedial action when and as warranted in the judgment of the Audit Committee.

Risk Oversight

One of the important roles of our Board is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the Audit Committee oversees our financial statements, internal control over financial reporting, compliance with legal and regulatory requirements and the performance of our internal audit function. Additionally, in 2013 the Audit Committee oversaw management’s completion of an enterprise risk assessment of the Company, which involved the identification and ranking of the key risks we face, how management is mitigating the risks and the individual members of management who are responsible for monitoring and mitigating the risks. Generally, the ongoing monitoring and risk mitigation components of the enterprise risk assessment have been implemented under the oversight of the full Board, which will use the Board committees as appropriate to oversee management’s monitoring and mitigation of risks identified by the assessment that are consistent with the respective Committee’s oversight authorities. The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor the risks that relate to the committees’ respective oversight authorities.

An important feature of the Board’s risk oversight function is to receive updates from its committees and management, as appropriate. For example, each year our senior management will work with the head of our internal audit function, who reports directly to the Audit Committee, to develop an audit plan designed to address key corporate governance controls, financial reporting and internal control risks and pre-implementation reviews of significant corporate projects. This plan will subsequently be reviewed by the Audit Committee, and our internal auditors will report the audit results to the Audit Committee on a quarterly basis, or more frequently as needed. The internal auditors also meet regularly with the Audit Committee in executive session. In addition, our General Counsel meets regularly in executive session with the Audit Committee and the Nominating and Corporate Governance Committee and provides them with regular updates regarding material litigation and legal and regulatory compliance matters.

The Compensation Committee is responsible for overseeing compensation risk, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee is charged with monitoring our equity-based compensation plans, including employee benefit plans. The Nominating and Corporate Governance Committee oversees risk related to our overall governance, including Board and committee composition, Board size and structure, director independence and ethical and business conduct.

The full Board is kept informed of each committee’s risk oversight and related activities through standard reports to the Board by each committee chairman, frequent non-member attendance at committee meetings and committee meeting minutes and resolutions which are made available to all directors. Strategic, operational and competitive risks are presented and discussed at the Board’s regular quarterly meetings. In addition to getting direct information from its committees, the Board receives updates directly from members of management. As needed between Board meetings, Mr. Walker, our Chairman, President and Chief Executive Officer, provides reports to the Board on the critical issues we face and the recent developments in our business units, including identified risks. Additionally, Mr. Smith, due to his management position, is able to frequently communicate with other members of our management and update the Board regularly on the important aspects of the Company’s day-to-day operations.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All members of the committees described below are “independent” under NYSE rules as discussed under “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—Corporate Governance Information—Director Independence.” In addition, the members of the Audit and Compensation Committees satisfy the additional independence criteria applicable to members of such committees under SEC and NYSE rules.

The table below provides membership information for each of the Board committees as of April 15, 2014 and the number of meetings held by each committee in 2013:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Alan J. Bowers	X	†			X	*
Andrew C. Florance					X
Mitchell M. Gaynor	X	†
Cynthia A. Hallenbeck	X	†*	X
Michael D. Malone			X
John Rice			X	*	X
Dana L. Schmaltz			X		X
2013 Meetings	14		12		6

*	Committee Chairman

†	Audit Committee Financial Expert

Audit Committee

Our Audit Committee consists of Alan J. Bowers, Mitchell M. Gaynor and Cynthia A. Hallenbeck, three of our independent directors, with Ms. Hallenbeck serving as the Audit Committee’s Chairman. Each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board has also determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee charter that details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	our policies and procedures with respect to risk assessment and risk management, including key risks to which we are subject and the steps we have taken to monitor and control exposure to such risks, which is overseen in consultation with our management; and

•	review and approval of any related party transactions.

The Audit Committee is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in our annual proxy statement.

Our Audit Committee charter and the corporate governance rules of the NYSE require that in the event a director simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of that member to effectively serve on our Audit Committee and disclose that determination. None of our Audit Committee members serves on the audit committees of more than three public companies (including our Audit Committee).

The Audit Committee met 14 times in 2013.

Compensation Committee

Our Compensation Committee consists of Cynthia A. Hallenbeck, Michael D. Malone, John Rice and Dana L. Schmaltz, four of our independent directors, with Mr. Rice serving as the Compensation Committee’s Chairman. We have adopted a Compensation Committee charter that details the principal functions of the Compensation Committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our executive officers’ compensation, evaluating our executive officers’ performance in light of such goals and objectives and determining and approving the remuneration of our executive officers based on such evaluation;

•	reviewing and approving the compensation of our executive officers, subject to the terms and conditions of any pre-existing employment agreements;

•	reviewing and evaluating, as it deems appropriate, the compensation for directors, including board committee retainers, meeting fees, equity based compensation and such other forms of compensation as the compensation committee may consider appropriate and recommend to the board, as appropriate, changes to such compensation;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our annual cash incentive program and equity-based compensation plan;

•	determining the number and terms of equity awards to be granted to our directors, executive officers and other employees pursuant to these plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing the company’s policies and procedures with respect to risk assessment and risk management for compensating all employees, including non-executive officers, and reporting its findings to the Board.

Pursuant to its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members.

The Board has established a special one-member committee of the Board (the “Non-Executive Equity Award Committee”), currently comprised of Mr. Walker, our Chairman, President and Chief Executive Officer, and delegated to that committee limited authority to grant equity awards to non-executive officers and non-director employees pursuant to the 2010 Equity Incentive Plan, as amended (the “Equity Incentive Plan”). As of April 15, 2014, those grants may not exceed a total of 251,926 shares. The special one-member Non-Executive Equity Award Committee’s authority does not in any way limit the Compensation Committee’s authority to administer the Equity Incentive Plan.

Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties. The Compensation Committee engaged Towers Watson & Co. in 2013 to act as its compensation consultant. Towers Watson reports directly to the Compensation Committee and the Compensation Committee has the sole authority to terminate the engagement. Towers Watson’s primary roles for 2013 were to:

•	re-assess the peer group identified by our Compensation Committee in 2012 against which our 2013 performance and non-employee director and executive pay should be examined;

•	evaluate our non-employee director and executive compensation programs and provide recommendations regarding non-employee director compensation and executive compensation strategy and policies, including a review of philosophy, comparative review of total direct compensation at our peer group companies (for example, base salary, short- and long-term incentives, and mix of pay, as applicable), and provide insight related to potential enhancements and/or modifications;

•	evaluate and analyze our compensation policies and practices for our NEOs and our loan origination staff to determine whether they create risks that are reasonably likely to have a material adverse effect on us;

•	review the Compensation Discussion and Analysis section of our annual proxy statement; and

•	attend selected Compensation Committee meetings.

Towers Watson does not provide any other services to the Company. The Compensation Committee concluded that Towers Watson had no conflicts of interest during fiscal year 2013. In reaching this conclusion, the Compensation Committee considered all relevant factors, including the six independence factors relating to committee advisers that are specified in the NYSE rules. These factors are:

•	The provision of other services to the company by an adviser’s employer;

•	The amount of fees received from the company by an adviser’s employer as a percentage of the total revenue of the adviser’s employer;

•	The policies and procedures of an adviser’s employer that are designed to prevent conflicts of interest;

•	Any business or personal relationship of an adviser with a member of the committee;

•	Any stock of the company owned by an adviser; and

•	Any business or personal relationship of an adviser or the adviser’s employer with an executive officer of the company.

For further discussion of the role of the Compensation Committee in the executive compensation decision-making process, and for a description of the nature and scope of Towers Watson’s assignment, see the section titled “COMPENSATION DISCUSSION AND ANALYSIS.”

Our Compensation Committee considers the recommendations of Mr. Walker, our Chairman, President and Chief Executive Officer, regarding any Company and individual performance targets, assessments of executive performance and compensation levels generally for our named executive officers. Mr. Walker presents a self-assessment of his own individual performance to the Compensation Committee and makes recommendations regarding his own compensation, but the Compensation Committee makes the final determination in an executive session without Mr. Walker and other members of management being present, as required by our Compensation Committee charter. Senior members of the human resources, legal, finance and accounting departments may also provide input to the Compensation Committee concerning matters relevant to the compensation plans and amounts, including compensation plan structure, individual and company-specific performance achievements and the financial impacts of the compensation plans and related payments.

The Compensation Committee met 12 times in 2013.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Alan J. Bowers, Andrew C. Florance, John Rice and Dana L. Schmaltz, four of our independent directors, with Mr. Bowers serving as the Nominating and Corporate Governance Committee’s Chairman. We have adopted a nominating and corporate governance committee charter that details the principal functions of the Nominating and Corporate Governance Committee, including:

•	identifying and recommending to the Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;

•	overseeing the Board’s compliance with financial, legal and regulatory requirements and its ethics program as set forth in the Company’s Code of Business Conduct and Ethics and the Code of Ethics for Principal Executive Officer and Senior Financial Officers;

•	reviewing and making recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;

•	recommending to the Board nominees for each Board committee; and

•	overseeing the annual evaluation process for the Board, management and the other committees of the Board, as required by applicable law, regulations and the NYSE corporate governance listing standards.

The Nominating and Corporate Governance Committee met six times in 2013.

AUDIT RELATED MATTERS

Proposal 2:    Ratification of Appointment of Independent Registered Public Accounting Firm

Our consolidated financial statements for the year ended December 31, 2013 have been audited by KPMG LLP, which served as our independent registered public accounting firm for the last fiscal year. The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014. We have been advised by KPMG LLP that representatives of KPMG LLP will be present at our 2014 annual meeting. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Nevertheless, our Board is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee may reconsider the appointment and may retain KPMG LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment, the Audit Committee may select another firm if it determines such selection to be in our and our stockholders’ best interest.

Vote Required

The ratification of the appointment of KPMG LLP requires the approval of a majority of the votes present at the meeting. Abstentions and broker non-votes will not count as votes cast with respect to the proposal.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

Disclosure of KPMG LLP Fees for the Years Ended December 31, 2013 and December 31, 2012

The following table shows the fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2013, and December 31, 2012, and fees billed for other services rendered by KPMG LLP during those periods:

	2013	2012
Audit Fees(1)	$810,000	$850,000
Audit Related Fees(2)	231,000	296,000
Tax Fees(3)	184,725	200,000
All Other Fees(4)	11,550	1,650

Total	$1,237,275	$1,347,650

(1)	Audit Fees include fees for audits of our 2013 and 2012 consolidated financial statements.

(2)	Audit Related Fees include fees for our statutory and regulatory compliance audits, subsidiary fund audits and our employee benefit plan audits.

(3)	Tax Fees include fees for tax compliance and advisory services.

(4)	All Other Fees include fees for registration statement reviews and fees for our annual subscription to a web-based suite of accounting research resources provided by KPMG LLP.

All services provided by KPMG LLP to us since we became a public company have been pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval

Policy or through a separate pre-approval by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence from us.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which the Audit Committee will review and reassess annually, a list of specific services within certain categories of services, including audit and audit-related services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $100,000. The Audit Committee Chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including:

•	the type of services covered by the engagement;

•	the dates the engagement is scheduled to commence and terminate;

•	the estimated fees payable by us pursuant to the engagement;

•	other material terms of the engagement; and

•	such other information as the Audit Committee may request.

Report of the Audit Committee

The Audit Committee is currently comprised of Ms. Hallenbeck (Chairman), and Messrs. Bowers and Gaynor. The members of the Audit Committee are appointed by and serve at the discretion of the Board.

One of the Audit Committee’s principal purposes is to assist the Board in overseeing the integrity of our financial statements. Our management team has the primary responsibility for our financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls and procedures. KPMG LLP, our independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, or GAAP. In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for the year ended December 31, 2013 with our management and representatives of KPMG LLP. Management represented to the Audit Committee that our financial statements for the past year were prepared in accordance with GAAP.

The Audit Committee also is responsible for assisting the Board in overseeing the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received both the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning independence and has discussed with KPMG LLP the independence of KPMG LLP from us. The Audit Committee also has considered whether the provision of any non-audit services, and any fees charged for such non-audit services, by KPMG LLP are compatible with maintaining the independence of KPMG LLP from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that our audited consolidated financial statements for 2013 be included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted,

The Audit Committee of the Board of Directors

Cynthia A. Hallenbeck (Chairman)

Alan J. Bowers

Mitchell M. Gaynor

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers as of April 15, 2014. Executive officers are elected by and serve at the discretion of our Board.

Name	Age	Title
William M. Walker	47	Chairman of the Board of Directors, President and Chief Executive Officer
Howard W. Smith, III	55	Executive Vice President, Chief Operating Officer and Director
Richard M. Lucas	48	Executive Vice President, General Counsel and Secretary
Stephen P. Theobald	52	Executive Vice President, Chief Financial Officer and Treasurer
Richard C. Warner	59	Executive Vice President and Chief Credit Officer

Executive Officer Biographies

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Messrs. Walker and Smith, whose backgrounds and positions are described above (See “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—Nominees for Election for a One-Year Term Expiring at the 2015 Annual Meeting of Stockholders”).

Richard M. Lucas serves as our Executive Vice President, General Counsel and Secretary. Mr. Lucas was a member of our Board from July to November 2010, when he joined the Company as Executive Vice President and General Counsel, and has served as a member of the board of managers of Walker & Dunlop, LLC since January 2010. Mr. Lucas is responsible for our Legal, Human Resources and Office Services groups, provides administrative oversight of the internal audit function and, together with the other executive officers, the overall strategic financial direction of our Company. Mr. Lucas joined Hilton Worldwide, Inc., a global hospitality company, in May 2008 as executive vice president, general counsel and corporate secretary and served as a member of Hilton’s executive committee until he joined us in November 2010. Prior to joining Hilton, Mr. Lucas was a partner at the law firm of Arnold & Porter LLP in Washington, D.C., where he was in private practice for 18 years. At Arnold & Porter, his practice focused on real estate transactions and litigation, primarily in the hospitality and senior living areas. From 2005 to 2008, Mr. Lucas also served as an adjunct faculty member at The George Washington University Law School, where he taught a course on real estate transactions. Mr. Lucas is also the Vice President of Fundraising and a member of the board of directors of the non-profit JDRF Greater Chesapeake and Potomac Chapter. Mr. Lucas received his Bachelor of Science in Business Administration from Georgetown University’s McDonough School of Business and his Juris Doctor from Yale Law School.

Stephen P. Theobald serves as our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Theobald is responsible for our Financial Reporting, Budgeting and Accounting, Servicing and Investor Relations groups and, together with the other executive officers, the overall strategic financial direction of our Company. Mr. Theobald also has served as a member of the board of managers of Walker & Dunlop, LLC since April 1, 2013. From December 2010 to March 2013, Mr. Theobald served as the executive vice president and chief financial officer of Hampton Roads Bankshares, Inc., a publicly-traded holding company for Bank of Hampton Roads, a Virginia state-chartered commercial bank. From April 2010 to November 2010, Mr. Theobald served as a financial consultant to Hampton Roads Bankshares, Inc. Mr. Theobald also held a number of senior financial positions at Capital One Financial Corporation from 1999 to 2010, most recently serving as chief financial officer, local banking, a position he held from 2005 to 2010. Mr. Theobald began his career at KPMG LLP in 1984, and he served as audit partner, financial services, from 1996 to 1999. From 1990 to 1992, he served as a professional accounting fellow in the Office of the Chief Accountant at the Comptroller of the Currency. Mr. Theobald received a B.S.B.A. in Accounting from the University of Notre Dame.

Richard C. Warner serves as our Executive Vice President and Chief Credit Officer. Mr. Warner has served as a senior vice president and chief underwriter of Walker & Dunlop, LLC or its predecessors since September 2002. As Executive Vice President and Chief Credit Officer, Mr. Warner is responsible for our Asset

Management, Underwriting and Closing and Delivery groups and, together with the other executive officers, the overall strategic financial direction of our Company. Mr. Warner also has served as a member of the board of managers of Walker & Dunlop, LLC since December 2011. Prior to joining Walker & Dunlop, Mr. Warner held a number of leadership positions with Main America Capital and its successors, a company that originated commercial and multifamily loans nationwide. From 1994 to 1998, Mr. Warner was the president of Main America Capital; from 1998 to 2000, he was vice president of originations for RFC Commercial; and from 2000 to 2002, he was vice president and branch manager for GMAC Commercial Mortgage. In 1978, Mr. Warner started his career with Canada’s Confederation Life Insurance Company, where he held a number of successive positions, ending as mortgage and real estate vice president in 1994. Mr. Warner received his Bachelor of Arts in Urban Studies from McGill University.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the compensation programs for our Chief Executive Officer and Chief Financial Officer in 2013 as well as our other three most highly compensated executive officers during 2013 and one former executive officer, all of whom we refer to collectively as our named executive officers or NEOs. Our NEOs for 2013 are:

•	Chairman, President and Chief Executive Officer (CEO), William M. Walker;

•	Executive Vice President, Chief Financial Officer (CFO) and Treasurer, Stephen P. Theobald;

•	Executive Vice President and Chief Operating Officer (COO), Howard W. Smith, III;

•	Executive Vice President, General Counsel and Secretary, Richard M. Lucas;

•	Executive Vice President and Chief Credit Officer, Richard C. Warner; and

•	Former Executive Vice President, Chief Financial Officer (CFO) and Treasurer, Deborah A. Wilson.

Executive Summary

Overview of 2013 Performance and Pay for Performance

One of the key elements of the Compensation Committee’s executive compensation philosophy is that compensation should encourage and reward strong performance. In 2013, our business experienced significant financial challenges, driven by unanticipated regulatory changes and federal budgetary constraints impacting three of our largest lending partners, Fannie Mae, Freddie Mac and the U.S. Department of Housing and Urban Development (“HUD” and collectively, the “Agencies”) that reduced their lending capacity in 2013. The reduced capacity of the Agencies, coupled with rising interest rates and increased lending competition from banks, commercial mortgage-backed securities (“CMBS”) conduits and life insurance companies, made our most profitable Agency lending products less competitive in 2013, and ultimately contributed to us originating $8.4 billion in loans in 2013, compared to the $10-12 billion we anticipated at the beginning of the year. Despite these significant external challenges we achieved year-over-year growth in several financial and operating metrics and executed well on our multi-year strategic plan outlined in 2012, which includes diversifying our business into non-Agency commercial lending and asset management. Specifically we:

•	achieved loan origination volume of $8.4 billion, up 18% over the prior year;

•	earned total revenues of $319.0 million, up 24% over the prior year;

•	earned GAAP net income of $41.5 million, up 23% over the prior year;

•	earned adjusted EBITDA[1] of $56.8 million, up 93% over the prior year;

•	improved and maintained our market position with the Agencies, evidenced by us remaining the largest Fannie Mae DUS® lender by loan deliveries for the second straight year; moving up to the third largest Freddie Mac Program Plus Seller by loan deliveries, up from fifth in prior year, and remaining the sixth largest HUD/Ginnie Mae Lender for 2013 (as ranked by the Mortgage Bankers Association);

•	significantly grew our Capital Markets business by growing our brokered originations to $2.6 billion, up 117% over the prior year;

•	obtained proprietary capital to fund our loan origination platform through partnerships with two large institutional investors to form our large loan bridge program that has over $850 million in lending capacity, inclusive of leverage, and forming our CMBS and high-yield lending platform; and

(1)	Adjusted EBITDA is not a financial measure calculated in accordance with GAAP. A reconciliation of adjusted EBITDA to GAAP net income is located on page 43 of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 7, 2014.

•	continued strong credit performance in the at risk servicing portfolio, as evidenced by a 72% decrease in provision for risk-sharing obligations for the year ended December 31, 2013 compared to the year ended December 31, 2012.

Taking into account the unanticipated external challenges and the Company’s and the NEOs’ individual accomplishments, the Compensation Committee awarded the NEOs (except Ms. Wilson, who resigned from the Company effective March 31, 2013) annual bonus compensation ranging from 60% to 75% of their respective annual cash incentive program targets.

In March 2013, the Compensation Committee approved a new performance-based long-term equity incentive award for the NEOs (except Ms. Wilson) and senior management. These new awards, denoted as performance share units, vest in the form of shares of common stock if certain pre-established performance goals (tied to aggregate total revenues and average adjusted diluted earnings per share) underlying the award are met over the course of a 2013-2015 performance period.

The Compensation Committee established the initial performance cycle of the performance share units as an “outperformance” plan, setting extremely challenging performance targets designed to incentivize our senior management team, including the NEOs, to seek to achieve outstanding Company performance that results in significant long-term value creation for our stockholders.

Highlights of Our Compensation Program Practices

What We Do

•	We Pay for Performance—We tie our NEOs’ annual cash incentive and long-term incentive pay to performance metrics, including revenue and adjusted diluted earnings per share. Base salary for our CEO represents only 20% of his total target direct compensation opportunity (i.e., base salary, annual cash incentive and long-term incentive), and for each other NEO represents 25% of his total target direct compensation opportunity, with the remainder of compensation for all NEOs being variable or “at risk.”

•	We Have Adopted Executive and Director Stock Ownership Guidelines—Our executive officers are expected to own shares of our common stock with a value equal to at least three to five times base salary depending on position. Our non-employee directors are expected to own shares in our common stock with a value equal to at least three times the value of the annual cash retainer paid to the directors. See description under “—Compensation Policies—Stock Ownership Guidelines for NEOs.”

•	We Use an Independent Compensation Consulting Firm—The Compensation Committee utilizes an independent compensation consulting firm that provides no other services to the Company.

•	We Have Instituted a “Clawback” Policy—We have the right to recover any awards to participants under the Equity Incentive Plan in cases of a financial restatement as a result of their knowing or gross negligence or failure to prevent misconduct.

•	We Evaluate Tally Sheets of NEO Compensation—In reviewing compensation for 2013, the Compensation Committee reviewed and considered total compensation for each NEO, including reviews of reports that provide the value of: (1) historic and current elements of each NEO’s compensation; and (2) equity awards granted to the NEO under our Equity Incentive Plan.

What We Don’t Do

•	No Hedging—All of our directors and employees, including our NEOs, are prohibited from hedging their economic interest in our stock through short-sales, trading in puts and calls, or the use of other derivative instruments.

•	No Pledging—All of our directors and employees, including our NEOs, are prohibited from pledging our stock, including through margin accounts or to secure other loans.

•	No Single-Trigger “Change in Control” Payments—We have employment agreements with NEOs that provide only a limited severance package, and no severance payments that are triggered solely upon a “change in control.”

•	No Perquisites—We currently do not provide any perquisites and do not intend to provide perquisites exceeding $10,000 in the aggregate to our executives.

•	No Income Tax Gross-Ups—We currently do not provide excise tax or income tax gross-ups for personal benefits.

Compensation Philosophy

The compensation elements, amounts and target levels for our NEOs as of December 31, 2013 were determined by the Compensation Committee based on our belief that compensation should:

•	align with stockholders’ interests;

•	support our business strategies and objectives;

•	pay for performance;

•	be market competitive; and

•	encourage short-term and long-term retention.

We use a combination of measures and time horizons to foster and reward performance. The following chart summarizes the relevant 2013 performance measures and time frames used to assess our variable pay elements:

VARIABLE PAY ELEMENT	PERFORMANCE MEASURES	ONE YEAR	THREE YEARS	TEN YEARS

Annual Incentive Award Cash	Total Revenues Individual performance Company performance			Short Term-Annual Primary goals: • Aligns NEO’s interests with stockholders • Retention by providing competitive compensation opportunity
Performance Share Plan	Adjusted Diluted EPS Total Revenues			Long Term-3-10 Years Primary goal: • Stockholder value creation
Restricted Stock	Stock price
Stock Options	Stock price

Role of Board and Management in Compensation Decisions

•	CEO and other NEO pay is set by the Compensation Committee;

•	CEO, the Senior Vice President of Human Resources and senior members of the legal, finance and accounting departments provide support to the Compensation Committee. The Senior Vice President of Human Resources and the Secretary or Assistant Secretary attend all Compensation Committee meetings, but neither they, nor any other employee of the Company are present for executive sessions of the Compensation Committee;

•	CEO provides performance assessments and compensation recommendations for each of the NEOs, including a self-assessment of his own performance, but is not present during deliberations concerning his compensation, which is done in executive session without members of management present;

•	Compensation Committee frequently meets in executive session without members of management present; and

•	Compensation Committee regularly updates, and receives feedback from, the full Board regarding matters relating to compensation and our equity plans.

Role of Compensation Consultant

The Compensation Committee has retained Towers Watson to provide the Compensation Committee with independent compensation data, analysis and advice. Towers Watson reports directly to the Compensation Committee, and the Compensation Committee has the sole authority to approve the terms of, and terminate, the engagement. Towers Watson’s primary roles in 2013 were to:

•	re-assess the peer group utilized by our Compensation Committee in 2012 against which our 2013 performance and non-employee director and executive pay should be examined;

•	evaluate our non-employee director and executive compensation programs and provide recommendations regarding compensation strategy and policies, including a review of philosophy, comparative review of peer compensation (for example, base salary, target short- and long-term incentives, and mix of pay, as applicable), and provide insight related to potential enhancements and/or modifications;

•	develop a performance share plan to drive NEOs and senior managers to achieve significant long-term total revenues and adjusted diluted earnings per share[1] growth;

•	evaluate and analyze our compensation policies and practices for our NEOs and loan origination staff to determine whether they create risks that are reasonably likely to have a material adverse effect on us;

•	review the Compensation Discussion and Analysis section of our annual proxy statement; and

•	attend selected Compensation Committee meetings.

Setting Executive Compensation

The Compensation Committee evaluates compensation levels for each NEO. In reviewing compensation for 2013, the Compensation Committee reviewed and considered total compensation for each NEO, including reviews of reports that provide the value of: (1) historic and current elements of each NEO’s compensation; and (2) equity awards granted to the NEO under our Equity Incentive Plan.

(1)	Adjusted diluted earnings per share is not a financial measure calculated in accordance with GAAP. Adjusted diluted earnings per share can reflect adjustments to net income made by the Compensation Committee under the performance share plan, including for costs associated with extraordinary events, non-recurring or non-operating charges specifically related to successful acquisitions and restructurings and costs associated with successfully raising capital for a fund management business.

Use of Peer Group and Survey Data

The Compensation Committee strives to set target opportunity compensation levels to be competitive with the market in which we compete for executive talent. We use compensation information from: (1) a “Peer Group” of publicly traded companies in specific industries in which we compete for executive talent; and (2) general industry companies with revenues comparable to ours through the pooled survey data. Towers Watson combines the data from the Peer Group with pooled survey data to create the market data reviewed by the Compensation Committee.

At the time 2013 compensation was determined, we did not have direct publicly traded peers. Therefore, the Peer Group was selected by the Compensation Committee with advice from Towers Watson, taking into consideration industry relevance, business operations, comparability of size in terms of revenue, market capitalization and number of employees, business competitors and input from management. The Peer Group was not chosen on the basis of executive compensation levels. The 2013 Peer Group comprises the 13 companies below, with additions to and deletions from the 2012 Peer Group identified by underlining and strikethrough, respectively.

American Assets, Inc.	Nationstar Mortgage Holdings, Inc.
American Capital, Ltd.	NewStar Financial, Inc.
CapitalSource, Inc.	Ocwen Financial Corporation
Centerline Holding Company	~~Pzena Investment Management, Inc.~~
Encore Capital Group, Inc.	Redwood Trust, Inc.
HFF, Inc.	Walter Investment Management Corp.
~~iStar Financial Inc.~~	Washington Real Estate Investment Trust
Kennedy-Wilson Holdings, Inc.

In 2013, Towers Watson reassessed our Peer Group based on our financials and relevant size and recommended the exclusion of Pzena Investment Management and iStar Financial because their business operations are significantly dissimilar to ours. Towers Watson also recommended the inclusion of: (1) Nationstar Mortgage Holdings Inc. because it has significant loan servicing operations, like us; and (2) Washington Real Estate Investment Trust because it operates in commercial real estate, like us, and has revenue, net income and total assets comparable to us.

Our Compensation Committee also used commercially available survey data provided to it by Towers Watson to identify market-median and other market elements related to our 2013 compensation program. This survey data included the Towers Watson 2012/2013 Survey of Top Management Compensation, Towers Watson 2013 Financial Services Survey, Mercer 2013 Executive Compensation Database, and 2013 McLagan Commercial Real Estate Finance Survey. This survey data includes pooled compensation data from many companies and the findings are segregated by, for example, revenue level and number of employees. Consistent with prior practice, comparative market data is not used by the Compensation Committee to “benchmark” the amount of total compensation or any specific element of compensation for the NEOs. Instead, comparative market data has been and is expected to continue to be reviewed by the Compensation Committee as a general reference and guide to assist the Compensation Committee with its decisions related to executive compensation.

2013 Elements of Compensation

Our compensation program for our NEOs consists of the following elements, each of which satisfies one or more of our alignment, performance and retention objectives:

Compensation Element	Objectives	Key Features
Base Salary	• Provides a stable annual income at a level consistent with individual contributions.	• Adjustments are considered annually based on individual performance, level of pay relative to the market, internal pay equity, and retention issues.

Short-Term Annual Cash Incentive

• Rewards Company and individual performance.

• Aligns NEOs’ interests with those of our stockholders by promoting improved financial results.

• Retains NEOs by providing competitive compensation opportunity.

• Provides for payouts of up to 200% of the NEO’s base salary if an annual revenue achievement threshold is met.

• Payouts are based upon a combination of Company performance and individual performance.

Long-Term Annual Equity Awards (Restricted Stock and Stock Options)

• Aligns NEOs’ interests with long-term stockholder interests by linking a portion of each NEO’s compensation to long-term stock performance.

• Provides opportunities for wealth creation and ownership, which promotes retention and enables us to attract and motivate our NEOs.

• Retains NEOs through multi-year vesting of equity grants and by providing market-competitive compensation.

• Promotes an executive decision-making process that maintains a balanced focus on both immediate measures of success and on the effective growth and development of the business at least three years into the future.

• Targets 100% of base salary as an annual equity award.

• Utilizes different equity types, including restricted stock and stock options, to balance the multiple objectives.

• Long-term equity awards generally vest in increments over a three year period.

Long-Term Equity Awards (Performance Share Units)	• In addition to restricted stock and stock options, performance share awards further our pay for performance objectives by linking compensation of NEOs to our performance.

• Under our 2013-2015 performance share plan, the performance shares vest in the form of shares of common stock if the performance goals (tied to average adjusted diluted earnings per share and aggregate total revenues) underlying the award are met over the course of the performance period.

• Targets 200% of base salary as an annual equity award for the CEO (100% of base salary as threshold award and 400% of base salary as maximum award).

Compensation Element	Objectives	Key Features

• Targets 100% of base salary as an annual equity award for the other NEOs (50% of base salary as threshold award and 200% of base salary as maximum award).

• Performance shares cliff vest after a three year performance period, if the performance goals are met.

Retirement Savings Opportunities and Deferral Programs

• Allows all eligible employees to save for retirement in a tax efficient manner.

• Allows for eligible employees to defer portions of their compensation in the form of Company stock units, further aligning interests of NEOs and senior management with stockholders.

• Under the 401(k) plan, employees are eligible to defer a portion of their pay, and we, at our discretion, may make a matching contribution.

• Our 401(k) plan does not discriminate in scope, terms or operation in favor of officers and are available to all eligible employees.

• The Management Stock Purchase Plan (the “MSPP”) allows eligible employees to elect to purchase stock units settled in our common stock on a deferred basis with up to 75% of their annual cash incentive award (up to 100% beginning in 2014). MSPP participants will automatically receive a deferred stock unit or restricted stock unit award as a matching award equal to 50% of the deferred stock units acquired in the MSPP.

Health and Welfare Benefits

• Offers all eligible employees who work 30 or more hours per week a competitive benefits package, which includes health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits.

• The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and are available to all eligible employees.

Perquisites and Other Benefits

• We currently do not provide any perquisites and do not intend to provide perquisites exceeding $10,000 in the aggregate to our NEOs because we believe that we can provide better incentives for desired performance with compensation in the forms described above.

N/A

Mix of Total Direct Compensation

The charts below show the relative amounts that we targeted for each element of total direct compensation for 2013, which is comprised of base salary, target annual cash incentive and target long-term equity awards, which are comprised of the annual equity award and the performance share plan award (“PSP”) (based on 2013 target levels).

Fixed vs. Variable Pay Opportunity of Total Pay For Our NEOs

Short-Term Pay vs. Long-Term Pay Opportunity of Total Pay For Our NEOs

Cash vs. Equity Pay Opportunity of Total Pay For Our NEOs

2013 Executive Officer Compensation

Base Salary

Base salaries are set primarily by the NEOs’ employment agreements. The Compensation Committee considers additional factors to determine whether to increase base salaries beyond the amounts required by the employment agreements. The Compensation Committee consults with the CEO with respect to the recommended base salaries for the other NEOs and takes into consideration market data provided by Towers Watson, as previously described under “—Setting Executive Compensation—Use of Peer Group and Survey Data.” In setting individual base salaries, consideration is given to: (1) the performance of the Company; (2) the individual performance of each NEO, taking into account the recommendation of the CEO with respect to the performance and contribution of individuals and the individual performance measures under the annual cash incentive program; (3) the NEO’s scope of responsibility in relation to other NEOs and key members of senior management within the Company and internal pay equity; and (4) any retention issues. In March 2013, the Compensation Committee approved base salary increases to make them competitive with the corresponding pay received by executives with the same positions in the Peer Group. Specifically, the Compensation Committee approved an increase to Mr. Walker’s annual salary to $750,000, Mr. Smith’s annual salary to $500,000 and Messrs. Lucas’ and Warner’s annual salaries to $400,000, retroactive to January 1, 2013.

Base salary for each of our NEOs in 2013 was as follows:

Name	Base Salary ($)
William M. Walker	750,000
Stephen P. Theobald	262,500	(1)
Deborah A. Wilson	75,000	(2)
Howard W. Smith, III	500,000
Richard M. Lucas	400,000
Richard C. Warner	400,000

(1)	Mr. Theobald joined the Company as Executive Vice President, Chief Financial Officer and Treasurer in April 2013. Accordingly, in 2013 Mr. Theobald was paid a pro-rated salary of $262,500 based upon an annual salary of $350,000. In February 2014, the Compensation Committee approved an increase to Mr. Theobald’s annual salary to $400,000, effective February 16, 2014, to make his salary more competitive with those of the chief financial officers in our Peer Group and to promote internal pay equity among other NEOs who are executive vice presidents.

(2)	Salary reported is the amount earned by Ms. Wilson from January 1, 2013 to March 31, 2013, the date of her resignation from the Company.

Base salaries affect other elements of total compensation, including annual cash incentive, long-term equity compensation, and retirement benefits. In setting base salaries for the NEOs, the Compensation Committee considers the impact on other elements of total direct compensation.

Annual Cash Incentive Award

In March 2013, the Compensation Committee established the 2013 annual cash incentive program. Under the 2013 annual cash incentive program, the Compensation Committee established as a prerequisite to the payment of any bonuses that the Company achieve a minimum of $300 million of total revenues for the fiscal year ended December 31, 2013. If that performance objective is achieved or exceeded, the Compensation Committee would then evaluate the performance of the NEOs based on both Company performance and individual performance to determine the appropriate amount of bonus to be awarded, if any. NEOs were eligible to receive amounts under this program of up to 200% of base salary, with a target bonus of 100% of base salary as set forth in each NEO’s employment agreement (other than Ms. Wilson who did not participate in the 2013 annual cash incentive program). Because the Company achieved $319 million of total revenues for the fiscal year ended December 31, 2013, the Compensation Committee determined to award bonuses to the NEOs based on an evaluation of Company and individual NEO performance, as follows.

2013 Company Performance

The Compensation Committee believes that each NEO is responsible for company-wide performance. The Compensation Committee found each NEO provided excellent leadership and strategic direction for us during a challenging year in which Fannie Mae and Freddie Mac, our two largest lending partners, were required by the Federal Housing Finance Agency to reduce their annual 2013 loan originations by 10% from 2012, and HUD twice ran out of lending commitment authority because of the federal budget impasse. The reduced lending capacity of the Agencies, coupled with rising interest rates and increased lending competition from banks, CMBS conduits and life insurance companies, made our most profitable Agency lending products less competitive in 2013, and ultimately contributed to us originating $8.4 billion in loans in 2013, compared to the $10-12 billion we anticipated at the beginning of the year. The Committee also believes that the NEOs collectively executed very well under our multi-year strategic plan announced in 2012, which includes diversifying our business into non-Agency commercial lending and asset management. Specifically, the Committee determined each NEO’s annual cash incentive award based on the following Company achievements in 2013:

Financial and Operating Results	Execution Against Multi-Year Strategic Plan adopted in 2012

•achieved loan origination volume of $8.4 billion, up 18% over the prior year;

•earned total revenues of $319.0 million, up 24% over the prior year;

•earned GAAP net income of $41.5 million, up 23% over the prior year;

•earned adjusted EBITDA of $56.8 million, up 93% over the prior year;

•grew our loan servicing portfolio to $38.9 billion at December 31, 2013, up 11% from December 31, 2012;

•earned servicing fees of $90.2 million, up 73% over the prior year;

•ranked by the Mortgage Bankers Association as the eighth largest commercial/multifamily primary and master mortgage loan servicer in the United States, up from ninth in 2012; and

•continued strong credit performance in the at risk servicing portfolio, as evidenced by a 72% decrease in provision for risk-sharing obligations for the year ended December 31, 2013 compared to the year ended December 31, 2012.

•improved and maintained our market position with the Agencies, evidenced by remaining the largest Fannie Mae DUS® lender for second straight year; moving up to the third largest Freddie Mac Program Plus seller, up from fifth in prior year, and remaining the sixth largest HUD/Ginnie Mae Lender for 2013 (as ranked by the Mortgage Bankers Association);

•significantly grew our Capital Markets business by growing our brokered originations to $2.6 billion, up 117% over the prior year;

•obtained proprietary capital to fund our loan origination platform through partnerships with two large institutional investors to form our large loan bridge program that has over $850 million in lending capacity, inclusive of leverage, and forming our CMBS and high-yield lending platform; and

•expanded the geographic footprint of our Capital Markets group by adding loan originators in Arizona, California and Illinois.

2013 Individual NEO Performance

In addition to the Company performance achievements in 2013, the Committee also considered the following individual NEO performance achievements:

William M. Walker.

•	Effectively served as chairman of our Board by keeping the Board informed of several external challenges facing the Agencies and the resulting increased competition from banks, CMBS conduits and life insurance companies and keeping the Board engaged in overseeing management’s development and execution of a business strategy to address the challenges and increased competition;

•	Successfully completed the integration of CWCapital into the Company;

•	Successfully oversaw the development and launch of our large loan bridge program and the formation of our CMBS and high-yield lending platform; and

•	Set the tone for corporate culture through extensive Company engagement initiatives as evidenced by the Company’s inclusion on the Great Place to Work® Institute’s 2013 Best Small & Medium Workplaces List published in FORTUNE magazine and the Washington Business Journal’s Best Companies to Work for list for 2013, both for the second year in a row, as well as inclusion as one of the Washingtonian Magazine’s Best Places to Work for 2013.

Stephen P. Theobald.

•	Quickly integrated himself into the business after joining us as executive vice president, CFO and treasurer in the second quarter of 2013, and also introduced new policies and procedures within our Accounting, Finance, Investor Relations and Servicing departments for which he has overall management responsibility; and

•	Managed the successful restructuring of our corporate debt, by completing a $175 million senior secured credit facility.

Howard W. Smith, III.

•	Successfully managed our Fannie Mae, Freddie Mac and FHA Finance departments by improving and maintaining our market position with them during a year in which they experienced significant funding and operational challenges; and

•	Expanded our Capital Markets group originations significantly in 2013 from 2012 and increased our Capital Markets footprint with new loan originator hires in Arizona, California and Illinois.

Richard M. Lucas.

•	Provided expert counsel on several litigation matters, including the Capital Funding matter, resulting in positive outcomes for the Company; and

•	Effectively managed our Human Resources and Office Services departments, including through our October 2013 cost-restructuring initiative and negotiating several new office leases.

Richard C. Warner.

•	Successfully completed the integration of the Underwriting, Asset Management and Closing departments following the CWCapital acquisition by developing new functions, policies and procedures; and

•	Successfully managed our credit risk, through the development of new credit underwriting policies and procedures, reflected by our continued improvement in credit performance of our at risk servicing portfolio, as evidenced by a 72% decrease in provision for risk-sharing obligations at December 31, 2013 compared to December 31, 2012.

The following table sets forth the total annual cash incentive bonuses awarded to each of our NEOs (except Ms. Wilson) for each of 2013 and 2012, and the percentage of their bonus award targets for such years.

	Annual Cash Bonus			Bonus as % of Target
Name	2013 ($)	2012 ($)		2013 (%)		2012 (%)
William M. Walker	450,000	1,200,000		60%		240%
Stephen P. Theobald	190,000	N/A	(1)	72	%(2)	N/A (1)
Howard W. Smith, III	350,000	900,000		70%		225%
Richard M. Lucas	300,000	700,000		75%		233%
Richard C. Warner	250,000	600,000		63%		200%

(1)	Mr. Theobald joined the Company as Executive Vice President, Chief Financial Officer and Treasurer in April 2013. Accordingly, Mr. Theobald did not receive a cash bonus for 2012 performance.

(2)	This percentage is calculated based on Mr. Theobald’s pro-rated salary of $262,500 for 2013, as a result of him joining the Company on April 1, 2013.

Equity Awards

The equity awards granted to our NEOs in 2013 consisted of restricted stock, stock options and performance share units. Annualized target award levels for the NEOs for 2013 were (i) 100% of base salary for the annual restricted stock and stock option award, (ii) 200% of base salary for the CEO’s performance share units, and (iii) 100% of base salary for our other NEOs’ performance share units.

Annual Equity Award

The annual equity award for Messrs. Walker and Smith for 2013 was comprised of 20% restricted stock and 80% options (based on the fair value of each on the date of the grant), and 50% restricted stock and 50% options for Messrs. Lucas, Theobald and Warner (based on the fair value of each on the date of grant). The Committee placed a greater weighting on stock options than restricted stock for Messrs. Walker and Smith to maximize the corporate tax deductibility of their total compensation. The stock options and restricted stock granted to the NEOs in 2013 vest ratably on each anniversary date of grant over a three-year period, conditioned upon continuing employment at the time of vesting. The Compensation Committee determined to use a three-year vesting period because it believes such duration promotes long-term alignment with stockholders and longer-term decision making that provides an effective balance to the shorter-term incentive measures used in setting annual cash incentive awards.

Restricted Stock Awards.    The Compensation Committee granted our NEOs a total of 85,757 shares of restricted stock. In addition to serving as a retention tool, restricted stock further aligns the interests of the NEOs with our stockholders through the promotion of significant share ownership. Each NEO’s 2013 restricted stock award is detailed below.

Stock Option Awards.    The Compensation Committee granted our NEOs a total of 256,932 stock options. The exercise price of stock options is the closing price of our common stock on the NYSE on the date of grant. Stock option grants vest ratably over three years and expire ten years after grant. In addition to serving as a retention tool, stock options further align the interests of executives with our stockholders through long-term stock value creation. Each NEO’s 2013 grant of stock options is detailed below.

Name	Number of shares of Restricted Stock Granted(1)		Number of Options Granted(2)
William M. Walker	8,319		97,879
Stephen P. Theobald	49,706	(3)	28,548
Howard W. Smith, III	5,546		65,253
Richard M. Lucas	11,093		32,626
Richard C. Warner	11,093		32,626

(1)	Shares of restricted stock vest in one-third increments on each of April 1, 2014, 2015 and 2016, based upon continued employment.

(2)	The stock options vest in one-third increments on each of April 1, 2014, 2015 and 2016, based upon continued employment.

(3)	Number of shares of restricted stock includes 9,706 shares granted in connection with the annual equity award, and 40,000 shares granted when Mr. Theobald joined the Company.

2013-2015 Performance Share Plan

In March 2013, the Compensation Committee approved a new performance-based long-term equity incentive award for the Company’s NEOs and senior management. These new awards, denoted as performance share units, vest in the form of shares of common stock if certain pre-established performance goals (tied to aggregate total revenues and average adjusted diluted earnings per share) underlying the award are met over the course of a three-year performance period.

The performance share units vest based on the achievement of average adjusted diluted earnings per share (70% weighting) and aggregate total revenues (30% weighting) over the 2013-2015 performance period as set forth in the table below. In the event that one or both of the metrics falls between two of the levels in the table, the number of performance share units vested will be calculated by linear interpolation. The Compensation Committee has the discretion to adjust the number of performance share units downward.

The Compensation Committee established the initial performance cycle of the performance share units as an “outperformance” plan, setting extremely challenging performance targets designed to incentivize our senior management team, including the NEOs, to seek to achieve outstanding Company performance. As a result, the amounts that will be actually earned by the NEOs under the performance share units may be less, in some cases substantially so, than the amounts shown as compensation in the “Summary Compensation Table” below.

The Compensation Committee recognizes that without a dividend policy, one of the primary methods of returning value to our stockholders is through maximizing and growing earnings per share. Therefore, the Compensation Committee chose the average adjusted diluted earnings per share metrics and assigned them a 70% weighting to ensure that the NEOs and senior management are focused not only on driving revenue growth over the performance period, but also on maximizing the benefit of such growth in earnings per share. Additionally, in order to receive an award for achievement of the average adjusted diluted earnings per share performance goals, the Company will have to achieve such goals net of the expense associated with awards under the plan. The Compensation Committee also chose the aggregate total revenues goals set forth in the table below for the 2013 –  2015 performance cycle because if achieved they would require dramatic growth and diversification of our loan origination and servicing platform.

For the grant of performance share units in 2013, the Compensation Committee determined that: (i) Mr. Walker’s grant would have a threshold number of performance share units equal to 100% of his base salary, a target number of performance share units equal to 200% of his base salary, and a maximum number of performance share units equal to 400% of his base salary, divided by the fair market value of a share of common stock on the grant date, and (ii) each of Messrs. Lucas, Smith, Theobald, and Warner would receive a threshold number of performance share units equal to 50% of each of their respective base salaries, a target number of performance share units equal to 100% of each of their respective base salaries, and a maximum number of performance share units equal to 200% of each of their respective base salaries, divided by the fair market value of a share of common stock on the grant date.

Achievement Against Performance Goal	Average Adjusted Diluted Earnings Per Share for the Performance Period (70% Weighting)	Aggregate Total Revenues for the Performance Period (30% Weighting)	Number of Performance Share Units Vested
Threshold (90% of Target)	$2.19	$1.35 billion	Threshold Number of Performance Share Units

Target	$2.43	$1.5 billion	Target Number of Performance Share Units

Maximum (120% of Target)	$2.92	$1.8 billion	Maximum Number of Performance Share Units

The average adjusted diluted earnings per share goals can reflect adjustments to net income made by the Compensation Committee under the plan, including for costs associated with extraordinary events, non-recurring or non-operating charges specifically related to successful acquisitions and restructurings and costs associated with successfully raising capital for a fund management business.

2010 Long-Term Incentive Plan

Pursuant to our 2010 Long-Term Incentive Plan, a bonus pool was established following completion of the 2010 fiscal year. Under the terms of the 2010 Long-Term Incentive Plan, Messrs. Walker, Smith and Warner were paid $430,000, $330,000 and $250,000 respectively. Because we achieved the Plan’s performance goals for 2010, 2011 and 2012, 20% of such amounts were paid to Messrs. Walker, Smith and Warner in June 2011, 30% of the amount was paid in June 2012 and 50% of the amount was paid in June 2013. The Compensation Committee considered these actual payouts in connection with evaluating the participating NEOs’ total compensation for 2013.

Messrs. Lucas and Theobald joined us as NEOs after June of 2010. Accordingly, Messrs. Lucas and Theobald did not participate in the 2010 Long-Term Incentive Plan. Additionally, Ms. Wilson was no longer an employee of the Company in June 2013, and therefore did not receive any payment in 2013 under the 2010 Long-Term Incentive Plan.

Management Stock Purchase Plan

As previously disclosed, in January 2013 the Board and the Compensation Committee approved a new compensatory plan, which supports the Company’s existing stock ownership goals for the NEOs and further aligns the interests of plan participants, including the NEOs, with our stockholders. The plan, called the Management Stock Purchase Plan (the “MSPP”), was first effective in 2013. The MSPP provides a means for deferral of annual cash incentive compensation by eligible employees into deferred stock units that are settled in shares of the Company’s common stock upon payout. In connection with the MSPP, participants who acquire deferred stock units are generally granted a matching deferred stock unit or RSU award equal to 50% of the deferred stock units acquired in the MSPP, which matching award vests fully on March 15 of the third year following the grant. See the “2013 Non-Qualified Deferred Compensation” table and related narrative below for additional information concerning the MSPP.

Employment Agreements

The compensation packages described above reflect, in part, the employment agreements that we entered into with each of our NEOs. The employment agreements with our NEOs also include severance provisions. In addition, on December 17, 2012 we entered into a separation agreement with Ms. Wilson as previously disclosed. See “COMPENSATION OF DIRECTORS AND OFFICERS—Employment and Separation Agreements” and “COMPENSATION OF DIRECTORS AND OFFICERS—Potential Payments Upon Termination” for a description of the specific terms of these agreements.

Compensation Policies

We do not currently have any formal policies regarding long-term versus currently-paid compensation, but feel that both elements are necessary for achieving our compensation objectives. Currently, paid compensation provides financial stability for each of our NEOs and immediate reward for superior company and individual performance, while long-term compensation rewards achievement of strategic long-term objectives and contributes towards overall stockholder value.

Prohibition on Hedging

Our insider trading policy prohibits our directors and all employees, including our NEOs, from hedging their economic interest in the Company’s stock through short-sales, trading in puts or calls, or the use of other derivative instruments.

Prohibition on Pledging

Our insider trading policy also prohibits our non-employee directors and all employees, including our NEOs, from pledging Company securities to secure margin or other loans. This prohibition means our non-employee directors and employees may not hold our securities in margin accounts.

Stock Ownership Guidelines for NEOs

Our Board has adopted stock ownership guidelines for our NEOs, which are intended to further align their interests with the interests of our stockholders. Under the guidelines, each NEO must hold an ownership stake in the Company that is significant in comparison to their base salary. The amount required to be retained varies depending on the NEO’s position, as follows:

•	Chief Executive Officer and Chief Operating Offer: five times base salary; and

•	Chief Credit Officer, Chief Financial Officer and General Counsel: three times base salary.

Stock ownership for the purpose of these guidelines includes stock currently held by the NEO and restricted stock. Messrs. Walker, Lucas, Smith and Warner are required to achieve the ownership requirements by April 1, 2017, and Mr. Theobald is required to achieve the ownership requirements by April 1, 2018.

Tax Treatment of NEO Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers (excluding the chief financial officer) to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. While we consider the impact of this and other tax rules when developing and implementing our executive compensation programs, we also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) or any other tax rule.

“Say on Pay” Results

At our 2011 annual meeting, we submitted to stockholders an advisory resolution to approve our executive compensation program (a “say on pay” vote). Our stockholders overwhelmingly supported our say on pay vote with approximately 99% of the votes cast in favor. At the same meeting, our stockholders approved holding such a say on pay vote every three years. Accordingly, we determined to hold, and are therefore holding, the next say on pay vote at the 2014 annual meeting. We carefully consider stockholder feedback on all matters, including our executive compensation. In 2013, the Compensation Committee considered the results of the 2011 say on pay vote, and determined no specific changes to our executive compensation program were warranted.

Compensation Policies and Practices as they Relate to Risk Management

Management reports regularly to the Compensation Committee on our executive and employee compensation and benefit programs. The Compensation Committee engaged Towers Watson to perform a compensation risk assessment for the NEOs and our loan originators for 2013, and to advise the Compensation Committee on the findings of the assessment. Our Senior Vice President, Human Resources also reported on the compensation structure and benefit programs and risks associated with such structure and programs for all of our other employees. The Compensation Committee considered the findings of these reports and determined that the NEO and other employee compensation and benefit programs do not pose any material risks to us and therefore are not reasonably likely to have a material adverse effect on us. With respect to the NEO compensation programs, the Compensation Committee found that they are well-balanced between fixed and variable compensation, cash and equity and short-term and long-term incentives, take into account both qualitative and quantitative performance factors, reflect an appropriate mix of compensative instruments, are well-aligned with stockholder interests and have elements that discourage the NEOs from taking unnecessary or excessive risks. With the assistance of Towers Watson, the Compensation Committee continues to review all of the Company’s executive compensation programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Compensation Committee of the Board of

Directors

John Rice (Chairman)

Cynthia A. Hallenbeck

Michael D. Malone

Dana L. Schmaltz

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following table sets forth the compensation paid to or earned by our NEOs in their capacities as executive officers of Walker & Dunlop, Inc. during 2013, 2012 and 2011:

Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
William M. Walker	2013	750,000	450,000	899,992	599,998	—	4,500	2,704,490
Chairman, President and Chief Executive Officer	2012	500,000	665,000	100,002	400,002	535,000	4,500	2,204,504
	2011	500,000	750,000	248,622	276,800	250,000	4,500	2,029,922

Stephen P. Theobald(4)	2013	262,500	215,000	1,071,199	174,999	—	4,500	1,728,198
Executive Vice President, Chief Financial Officer and Treasurer	2012	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—

Deborah A. Wilson	2013	75,000	—	—	—	—	1,333,160	1,408,160
Former Executive Vice President, Chief Financial Officer and Treasurer	2012	300,000	300,000	149,997	150,002	—	4,500	904,499
	2011	300,000	190,000	149,176	166,080	210,000	4,500	1,019,756

Howard W. Smith, III	2013	500,000	350,000	349,994	400,001	—	4,500	1,604,495
Executive Vice President and Chief Operating Officer	2012	400,000	326,000	79,997	320,002	574,000	4,500	1,704,499
	2011	400,000	410,000	198,893	221,440	240,000	4,500	1,474,833

Richard M. Lucas	2013	400,000	300,000	400,007	199,997	—	4,500	1,304,504
Executive Vice President, General Counsel and Secretary	2012	300,000	359,500	149,997	150,002	340,500	4,500	1,304,499
	2011	250,000	112,500	124,311	138,400	187,500	4,500	817,211

Richard C. Warner	2013	400,000	250,000	400,007	199,997	—	4,500	1,254,504
Executive Vice President and Chief Credit Officer	2012	300,000	214,500	149,997	150,002	385,500	4,500	1,204,499
	2011	300,000	190,000	149,176	166,080	210,000	4,500	1,019,756

(1)	Amounts shown in this column for Mr. Theobald include a $25,000 signing bonus awarded when he joined the Company on April 1, 2013.

(2)	Amounts shown in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 of shares of performance share units, restricted common stock and stock options. For a discussion of the assumptions made in the valuation reflected in this column, see note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. For the performance share units included in this column, the grant date fair value assuming maximum performance would be as follows: Mr. Walker—$3,000,000; Mr. Theobald—$700,000; Mr. Smith—$1,000,000; Mr. Lucas—$800,000; and Mr. Warner—$800,000. For the performance shares, as discussed above, the Compensation Committee established very challenging targets for the 2013-2015 performance cycle. As a result, the value of the shares of common stock that will actually be received by the NEOs may be less, in some cases substantially so, than the amounts reported above as compensation.

(3)	Represents the Company’s contribution to the executive’s 401(k) plan. Ms. Wilson’s amount included within this column represents the payment that is due in connection with the termination of her employment.

(4)	Mr. Theobald joined the Company as Executive Vice President, Chief Financial Officer and Treasurer in April 2013. Accordingly, in 2013 Mr. Theobald was paid a pro-rated salary of $262,500, and he did not participate in any of the Company’s compensation programs prior to him joining the Company.

2013 Grants of Plan-Based Awards

Name/Award Type	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
William M. Walker
Restricted Stock	4/1/2013				8,319	—	—	149,992
Options	4/1/2013				—	97,879	18.03	599,998
Performance Share Units	3/31/2013	750,000	1,500,000	3,000,000	—	—	—	750,000

Stephen P. Theobald
Restricted Stock	4/1/2013				49,706	—	—	896,199
Options	4/1/2013				—	28,548	18.03	174,999
Performance Share Units	4/1/2013	175,000	350,000	700,000	—	—	—	175,000

Howard W. Smith, III
Restricted Stock	4/1/2013				5,546	—	—	99,994
Options	4/1/2013				—	65,253	18.03	400,001
Performance Share Units	3/31/2013	250,000	500,000	1,000,000	—	—	—	250,000

Richard M. Lucas
Restricted Stock	4/1/2013				11,093	—	—	200,007
Options	4/1/2013					32,626	18.03	199,997
Performance Share Units	3/31/2013	200,000	400,000	800,000	—	—	—	200,000

Richard C. Warner
Restricted Stock	4/1/2013				11,093	—	—	200,007
Options	4/1/2013				—	32,626	18.03	199,997
Performance Share Units	3/31/2013	200,000	400,000	800,000	—	—	—	200,000

(1)	See “—Narrative Disclosures to Summary Compensation and Grants of Plan-Based Awards Tables.”

(2)	Grants of restricted stock and option awards vest in one-third increments on each of April 1, 2014, 2015 and 2016, based upon continued employment.

(3)	Amounts shown in this column represent the estimated grant date fair value of shares of performance share units, restricted common stock and stock options. For a discussion of the assumptions made in the valuation reflected in this column, see note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Narrative Disclosures to Summary Compensation and Grants of Plan-Based Awards Tables

The 2013 performance share unit “threshold,” “target,” and “maximum” opportunities in the Table are 100%, 200%, and 400%, respectively, of the 2013 base salary for Mr. Walker, and 50%, 100%, and 200%, respectively, of the base salaries for the other NEOs. See “COMPENSATION DISCUSSION AND ANALYSIS—2013 Executive Officer Compensation—Equity Awards.”

Employment and Separation Agreements

NEOs other than Ms. Wilson

On October 27, 2010, we entered into employment agreements with each of Messrs. Walker, Smith, Lucas and Warner, which were subsequently amended on December 14, 2012. Each employment agreement has an initial three-year term, which was measured from December 13, 2010, but was automatically extended for a series of additional one-year terms, beginning at the end of the expiration of the current term, unless either party gives 60 days’ prior notice that the term will not be extended. These employment agreements provide for the following:

•

For Mr. Walker, an initial base salary of $500,000, a target bonus of 100% of base salary, with the actual bonus payment to be determined by the Compensation Committee, and eligibility for grants of equity.

The Compensation Committee increased Mr. Walker’s salary to $750,000, effective January 1, 2013. As a result of the salary increase, Mr. Walker’s target bonus for 2013 was increased to $750,000.

•	For Mr. Smith, an initial base salary of $400,000, a target bonus of 100% of base salary, with the actual bonus payment to be determined by the Compensation Committee, and eligibility for grants of equity. The Compensation Committee increased Mr. Smith’s salary to $500,000, effective January 1, 2013. As a result of the salary increase, Mr. Smith’s target bonus for 2013 was increased to $500,000.

•	For Mr. Lucas, an initial base salary of $250,000, a target bonus of 100% of base salary, with the actual bonus payment to be determined by the Compensation Committee, and eligibility for grants of equity. The Compensation Committee increased Mr. Lucas’ salary to $400,000, effective January 1, 2013. As a result of the salary increase, Mr. Lucas’ target bonus for 2013 was increased to $400,000.

•	For Mr. Warner, an initial base salary of $300,000, a target bonus of 100% of base salary, with the actual bonus payment to be determined by the Compensation Committee, and eligibility for grants of equity. The Compensation Committee increased Mr. Warner’s salary to $400,000, effective January 1, 2013. As a result of the salary increase, Mr. Warner’s target bonus for 2013 was increased to $400,000.

In addition, on March 3, 2013, we entered into an employment agreement with Mr. Theobald. His employment agreement has an initial three-year term, measured from April 1, 2013, which will be automatically extended for a series of additional one-year terms, beginning at the end of the expiration of the current term, unless either party gives 60 days’ prior notice that the term will not be extended. Mr. Theobald’s employment agreement provides for an initial base salary of $350,000, a target annual bonus of 100% of base salary, with the actual bonus payment to be determined by the Compensation Committee, and eligibility for grants of equity, which for 2013 equaled $350,000 of equity, granted on April 1, 2013, subject to vesting requirements. Mr. Theobald’s employment agreement also provided for a signing bonus of $25,000 and an award of 40,000 shares of restricted stock, subject to vesting requirements. Effective February 16, 2014, the Compensation Committee approved an increase of Mr. Theobald’s salary to $400,000. As a result of the salary increase, Mr. Theobald’s target bonus for 2014 was increased to $400,000.

Additionally, each NEO employment agreement also contains customary non-competition and non-solicitation covenants that apply during the term and for up to 12 months after the term of each executive’s employment with us. For information concerning the termination-related terms of the NEOs’ employment agreements, see “—Potential Payments Upon Termination” below.

Ms. Wilson

As previously disclosed, on December 17, 2012, in connection with Ms. Wilson’s resignation, we entered into a separation agreement with Ms. Wilson. For additional information concerning the terms of Ms. Wilson’s separation agreement, see “—Potential Payments Upon Termination” below.

Outstanding Equity Awards at December 31, 2013

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Units that Have Not Vested ($)(5)
William M. Walker	—	—	—	—	20,047	324,160	46,382	750,000
	26,666	13,334	12.52	3/24/2021	—	—	—	—
	23,029	46,056	13.05	4/30/2022	—	—	—	—
	—	97,879	18.03	4/1/2023	—	—	—	—

Stephen P. Theobald	—	—	—	—	49,706	803,746	10,822	175,000
	—	28,548	18.03	4/1/2023	—	—	—	—

Howard W. Smith, III	—	—	—	—	14,928	241,386	15,460	250,000
	21,332	10,668	12.52	3/24/2021	—	—	—	—
	18,423	36,845	13.05	4/30/2022	—	—	—	—
	—	65,253	18.03	4/1/2023	—	—	—	—

Richard M. Lucas	—	—	—	—	22,066	356,807	12,368	200,000
	13,332	6,668	12.52	3/24/2021	—	—	—	—
	8,636	17,271	13.05	4/30/2022	—	—	—	—
	—	32,626	18.03	4/1/2023	—	—	—	—

Richard C. Warner	—	—	—	—	22,728	367,512	12,368	200,000
	16,000	8,000	12.52	3/24/2021	—	—	—	—
	8,636	17,271	13.05	4/30/2022	—	—	—	—
	—	32,626	18.03	4/1/2023	—	—	—	—

(1)	These options were granted pursuant to our Equity Incentive Plan, on March 24, 2011, on April 30, 2012, and on April 1, 2013, to Messrs. Walker, Smith, Warner and Lucas, and on April 1, 2013 to Mr. Theobald. Such options began vesting ratably on each anniversary date of grant over a three-year period, conditioned upon continued employment.

(2)	Includes restricted stock that was granted pursuant to our Equity Incentive Plan on March 24, 2011, April 30, 2012, and April 1, 2013 to Messrs. Walker, Smith, Warner and Lucas, and on April 1, 2013 to Mr. Theobald. Such stock began vesting ratably on each anniversary date of grant over a three-year period, conditioned upon continued employment.

(3)	Based on the closing stock price of our common stock on December 31, 2013 of $16.17 per share.

(4)	The number of units was calculated based on the threshold amount, which is the most probable outcome at December 31, 2013, and the Company’s stock price on such date.

(5)	The value of units represents the threshold amount, which is the most probable outcome at December 31, 2013.

2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William M. Walker	—	—	25,842	439,279
Stephen P. Theobald	—	—	—	—
Deborah A. Wilson	49,907	159,950	30,550	532,301
Howard W. Smith, III	—	—	20,673	351,413
Richard M. Lucas	—	—	16,030	274,167
Richard C. Warner	—	—	18,915	322,607

2013 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
William M. Walker	249,996	—	—	—	249,996
Stephen P. Theobald	99,992	—	—	—	99,992
Howard W. Smith, III	139,992	—	—	—	139,992
Richard M. Lucas	149,989	—	—	—	149,989
Richard C. Warner	—	—	—	—	—

Management Stock Purchase Plan (MSPP)

Under the MSPP eligible employees may voluntarily elect to purchase shares of the Company’s common stock with up to 75% of their annual cash incentive award (up to 100% beginning in 2014) on a specified date each calendar year (the “Election Date”). On the date that the annual cash incentive award is paid (the “Award Date”), the portion of the bonus that is deferred will be used to purchase deferred stock units at the fair market value of the Company’s common stock on such date. These deferred stock units granted under the MSPP are fully vested and non-forfeitable on the date of purchase. With respect to each deferred stock unit granted under the MSPP, the Company will issue to the participant one share of the Company’s common stock on the date elected by the participant, which will be either (i) January 31 of the year immediately following the participant’s separation from the Company (the “Termination Date Election”); (ii) the first to occur of (A) March 15 of the third calendar year after the Award Date, and (B) January 31 of the year immediately following the participant’s separation from the Company (the “Vesting Date Election”); or (iii) the first to occur of (A) January 31 of the fifth or tenth, as elected by the participant, calendar year after the Award Date, and (B) January 31 of the year immediately following the participant’s separation from the Company (the “Deferred Distribution Date Election”). In connection with the MSPP, participants who acquire deferred stock units are generally granted a matching deferred stock unit or RSU award equal to 50% of the deferred stock units acquired in the MSPP, which matching award vests fully on March 15 of the third year following the grant.

In the event of a change in control of the Company, if the deferred stock units granted under the MSPP are not assumed or continued, shares of the Company’s common stock underlying the deferred stock units granted under the MSPP will be delivered immediately prior to the change in control.

Potential Payments Upon Termination

Regardless of the reason for any termination of employment, each NEO is entitled to receive the following benefits upon termination: (a) payment of any unpaid portion of such executive’s base salary through the effective date of termination, (b) reimbursement for any outstanding reasonable business expense, (c) continued insurance benefits to the extent required by law, (d) payment of any vested but unpaid rights as may be required independent of the employment agreement, and (e) except in the case of termination by the company for cause, any bonus or incentive compensation that had been accrued through the effective date of termination but not paid, provided, however, that in the event of a termination without cause, a resignation for good reason or retirement, a pro rata incentive compensation will be paid only to the extent performance goals for the year are achieved.

In addition to the benefits described above in subparagraphs (a) - (e), each NEO is entitled to receive a severance payment if we terminate his employment without cause or the executive resigns for good reason. The severance payment is equal to (i) continued payment by the company of the executive’s base salary, as in effect as of the executive’s last day of employment, for a period of 12 months, (ii) continued payment for life and health insurance coverage for 12 months, to the same extent the company paid for such coverage immediately prior to termination, (iii) two times the average annual bonus earned by the executive over the preceding two years (or if the executive has not been employed for two years, payments equal to two times the target bonus for the year of termination), and (iv) vesting as of the last day of employment in any unvested portion of any options and restricted stock previously issued to the executive. If the continued payment of health insurance coverage would result in violations of certain tax or other statutes or regulations, then we will instead pay the NEO a fully taxable cash payment each month equal to the insurance premiums plus an additional amount necessary to cover any additional taxes owed by the NEO (such additional amount, the “Indemnity Amount”).The foregoing benefits are conditioned upon the executive’s execution of a general release of claims and compliance with the terms of the employment agreement.

If the NEO’s employment terminates due to death or disability, in addition to the benefits described above in subparagraphs (a) - (e), the executive’s estate is entitled to receive (i) vesting as of the last day of employment in any unvested portion of any options and restricted stock previously issued to the executive and (ii) payment of the pro rata share of any performance bonus to which such executive would have been entitled for the year of death.

If the NEO’s employment terminates due to retirement, in addition to the benefits described above in subparagraphs (a) - (e), the executive is entitled to receive vesting as of the last day of employment in any unvested portion of any options and restricted stock previously issued to the executive. Additionally, none of the employment agreements includes severance provisions that are tied to changes in control; further the agreements do not provide for any excise or other tax gross-up other than the potential for payment of the Indemnity Amount discussed above.

The table below summarizes the potential cash payments and estimated equivalent cash value of benefits that will be generally owed to our NEOs (other than Ms. Wilson) under the terms of their employment agreements described above upon termination of those agreements under various scenarios as of December 31, 2013. Amounts shown do not include (a) payment of any unpaid portion of such executive’s base salary through the effective date of termination, (b) reimbursement for any outstanding reasonable business expense, (c) continued insurance benefits to the extent required by law, (d) payment of any vested but unpaid rights as may be required independent of the employment agreement, and (e) any bonus or incentive compensation that had been accrued through the effective date of termination but not paid. Amounts payable to Ms. Wilson, who departed in 2013, are discussed separately below.

NEOs other than Ms. Wilson

Executive Officer	Benefit	Non-renewal by Company ($)(1)		Without Cause/ For Good Reason ($)(2)		Death ($)		Disability ($)(3)		Retirement ($)(4)
William M. Walker	Cash	2,400,000	(5)	2,400,000	(5)	N/A		N/A		N/A
	Continued Life and Health	14,107	(6)	14,107	(6)	N/A		N/A		N/A
	Equity Acceleration	766,524	(7)	766,524	(7)	2,016,524	(7)	2,016,524	(7)	516,524	(7)
	Total	3,180,631		3,180,631		2,016,524		2,016,524		516,524

Stephen P. Theobald	Cash	1,050,000	(5)	1,050,000	(5)	N/A		N/A		N/A
	Continued Life and Health	540	(6)	540	(6)	N/A		N/A		N/A
	Equity Acceleration	862,079	(7)	862,079	(7)	1,153,746	(7)	1,153,746	(7)	803,746	(7)
	Total	1,912,619		1,912,619		1,153,746		1,153,746		803,746

Howard W. Smith, III	Cash	1,750,000	(5)	1,750,000	(5)	N/A		N/A		N/A
	Continued Life and Health	14,107	(6)	14,107	(6)	N/A		N/A		N/A
	Equity Acceleration	478,614	(7)	478,614	(7)	895,280	(7)	895,280	(7)	395,280	(7)
	Total	2,242,721		2,242,721		895,280		895,280		395,280

Richard M. Lucas	Cash	1,400,000	(5)	1,400,000	(5)	N/A		N/A		N/A
	Continued Life and Health	14,107	(6)	14,107	(6)	N/A		N/A		N/A
	Equity Acceleration	501,698	(7)	501,698	(7)	835,031	(7)	835,031	(7)	435,031	(7)
	Total	1,915,805		1,915,805		835,031		835,031		435,031

Richard C. Warner	Cash	1,250,000	(5)	1,250,000	(5)	N/A		N/A		N/A
	Continued Life and Health	540	(6)	540	(6)	N/A		N/A		N/A
	Equity Acceleration	517,264	(7)	517,264	(7)	850,597	(7)	850,597	(7)	450,597	(7)
	Total	1,767,804		1,767,804		850,597		850,597		450,597

(1)	This column describes the payments and benefits that become payable if the Company elects not to renew the employment agreement.

(2)	The term “cause” means any of the following, subject to any applicable cure provisions: (i) the conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, any felony; (ii) fraud, misappropriation or embezzlement by the executive; (iii) the executive’s willful failure or gross negligence in the performance of his assigned duties for the company; (iv) the executive’s breach of any of his fiduciary duties to the company; (v) a material violation of a material company policy; or (vi) the material breach by the executive of any material term of the employment agreement.

The term “good reason” means any of the following, subject to any applicable cure provisions, without the executive’s consent: (i) the assignment to the executive of substantial duties or responsibilities inconsistent with the executive’s position at the company, or any other action by the company which results in a substantial diminution of the executive’s duties or responsibilities; (ii) a requirement that the executive work principally from a location that is 20 miles further from the executive’s residence than the company’s address on the effective date of the executive’s employment agreement; (iii) a 10% or greater reduction in the executive’s aggregate base salary and other compensation (including the target bonus amount and retirement plan, welfare plans and fringe benefits) taken as a whole, excluding any reductions caused by the failure to achieve performance targets; or (iv) any material breach by the company of the employment agreement.

(3)	The term “disability” means such physical or mental impairment as would render the executive unable to perform each of the essential duties of the executive’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months.

(4)	The term “retirement” means the point at which the executive has reached the age of 65 and has decided to exit the workforce completely. For purposes of the amounts disclosed in this table, we have assumed that each NEO has reached the retirement age of 65, regardless of their actual age.

(5)	Cash amounts represent the sum of the following: (i) the executive’s 2013 base salary at December 31, 2013, to be paid for period of 12 months in approximately equal installments on the company’s regularly scheduled payroll dates, subject to payroll deductions and withholdings, and (ii) two times the average annual bonus earned by the executive for 2012 and 2013, assuming all performance targets have been met for 2013, half of such amount to be paid within 60 days of the end of the fiscal year of termination and the remaining half to be paid at the end of the 12-month non-compete period.

(6)	Represents the value of life and health benefits paid by the company for 12 months.

(7)	The amounts represent the value of accelerated restricted stock, stock units, and options granted to the executives. The acceleration value of the restricted stock was calculated using the closing price of $16.17 per share on December 31, 2013. The acceleration value of the options was calculated using the closing price of $16.17 per share on December 31, 2013 and the option exercise prices of $16.29, $18.47, and $17.81 per share, the grant date exercise prices for all options included above.

Ms. Wilson

As noted above, On December 17, 2012, in connection with Ms. Wilson’s resignation, we entered into a separation agreement with Ms. Wilson. The separation agreement provided that through March 31, 2013, the effective date of Ms. Wilson’s resignation, she received continued payment of her base salary, an agreed upon 2012 bonus of $300,000 in lieu of any cash bonus she would otherwise have been entitled to based on performance, continued reimbursement for reasonable business expenses, continued benefits consistent with the Company’s benefit programs and payment of any vested but unpaid rights under the previous employment agreement with the Company or any of the Company’s other benefit plans.

In addition, the separation agreement provides that the terms of her employment agreement will continue to apply, except that effective as of December 17, 2012, Ms. Wilson’s separation agreement governed exclusively the payment of severance, and the provisions of the employment agreement regarding separation from service and severance benefits are rendered null and void.

Pursuant to the separation agreement, upon signing a release of claims, Ms. Wilson received the following termination payments: (a) continued payment by the Company of her base salary, as in effect on March 31, 2013, for a period of 12 months; (b) continued payment of life and health insurance coverage for 12 months; (c) a one-time severance payment of $625,000; (d) payment for any accrued but unused paid-time off up to 80 hours; and (e) vesting as of March 31, 2013 in any unvested portion of any option and restricted stock previously granted to her by the Company. In addition, the Company amended Ms. Wilson’s existing stock option agreements to provide that she may exercise the options through December 31, 2013.

Director Compensation

The following table sets forth 2013 compensation for each director who was a member of our Board in 2013.

2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Alan J. Bowers	105,000	59,991	164,991
Cynthia A. Hallenbeck	85,000	59,991	144,991
John Rice	80,000	59,991	139,991
Mitchell M. Gaynor	70,000	59,991	129,991
Dana L. Schmaltz	70,000	59,991	129,991
Andrew C. Florance	65,000	59,991	124,991
Michael D. Malone	65,000	59,991	124,991
Edmund F. Taylor(2)	120,000	N/A	120,000
William M. Walker	N/A	N/A	N/A
Howard W. Smith, III	N/A	N/A	N/A

(1)	Amounts shown in this column represent the grant date fair value of restricted common stock multiplied by the number of shares granted to each Board member.

(2)	Any director compensation payable to Mr. Taylor is paid to Credit Suisse, or an affiliate thereof, for so long as he remains an employee thereof. As described in this section below, $60,000 of the $120,000 reported as fees paid in cash to Mr. Taylor was awarded to him in lieu of the annual restricted stock award granted to the other non-employee directors, and will be paid to Credit Suisse LLC on June 5, 2014, if Mr. Taylor is an employee of Credit Suisse on such date.

2013 Compensation for our non-employee directors, except for Mr. Taylor, consisted of the following:

•	an annual base cash retainer of $60,000; and

•	an annual award of $60,000 of shares of restricted stock under our Equity Incentive Plan granted on the date of the annual meeting of stockholders, which vests on the one-year anniversary of the date of grant, subject to the director’s continued service on our Board.

Our Board has approved a change to Mr. Taylor’s compensation such that in addition to the $60,000 annual base cash retainer, in lieu of receiving an annual award of $60,000 of shares of restricted stock, Mr. Taylor received an annual award of $60,000 in cash that will be paid on what would have been the one-year anniversary of the grant date for an equity award, subject to his continued service on our Board. Any director compensation payable to Mr. Taylor is paid to Credit Suisse, or an affiliate thereof, for so long as he remains an employee thereof.

Additionally, in the event that any of our directors elected or appointed to our Board are nominated by Fortress pursuant to its contractual rights under the Purchase Agreement and are employees of Fortress such directors will receive the annual $60,000 cash award described in this paragraph in lieu of the restricted stock award paid to our other non-employee directors.

In addition, our compensation program for non-employee directors provided for the following additional annual cash retainers:

•	Audit Committee: Chairman—$20,000; Member—$10,000;

•	Compensation Committee: Chairman—$15,000; Member—$5,000;

•	Nominating and Corporate Governance Committee: Chairman—$15,000; Member—$5,000; and

•	the Lead Director receives an additional annual cash retainer of $20,000.

We also reimburse each of our directors, except Mr. Taylor, for their travel expenses incurred in connection with their attendance at Board and committee meetings. Mr. Taylor’s travel expenses are paid for by Credit Suisse.

Stock Ownership Guidelines for our Non-Employee Directors

Our Board has adopted stock ownership guidelines for our non-employee directors. Under those guidelines, our non-employee directors, except for Mr. Taylor who is not standing for re-election at the 2014 annual meeting (and whose director compensation is paid to Credit Suisse), are required to own stock equal to three times the annual base cash retainer. Stock ownership for the purpose of these guidelines includes stock and restricted stock, but does not include shares underlying vested or unvested stock options. Non-employee directors, except for Mr. Taylor, are required to achieve the ownership threshold by the later of April 1, 2017 or the five year anniversary of the director joining our Board. The Board determined not to subject Mr. Taylor to the stock ownership guidelines because any director compensation payable to Mr. Taylor is paid to Credit Suisse, or an affiliate thereof, for as long as he remains an employee thereof.

Equity Compensation Plan Information

The table below sets forth information as of the end of our 2013 fiscal year for (i) all equity compensation plans approved by our stockholders, and (ii) all equity compensation plans not approved by our stockholders. See note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a description of our Equity Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(2)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(3)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(#)
Equity compensation plans approved by security holders(1)	1,555,527	7.38	2,708,475
Equity compensation plans not approved by security holders	—	—	—

Total	1,555,527	N/A	2,708,475

(1)	The Equity Incentive Plan was approved by our stockholders on November 29, 2010, and the stockholders approved an amendment on August 30, 2012.

(2)	Represents restricted stock and shares to be issued upon exercise of options.

(3)	The weighted average exercise price of outstanding options, warrants and rights includes 797,191 shares of restricted stock granted to employees with a weighted average exercise price of zero, and 758,336 options with a weighted average exercise price of $15.13.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Cynthia Hallenbeck, Michael Malone, John Rice (Chairman) and Dana Schmaltz. None of our current committee members is or was an officer or employee, or former officer or employee, of ours. No interlocking relationship exists or existed between members of the Compensation Committee or the Board, and the board of directors or compensation or similar committees of any other company.

Proposal 3: Advisory Vote on Executive Compensation

We are presenting this proposal, commonly known as a “say-on-pay” proposal pursuant to Section 14A of the Exchange Act, to provide stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement.

We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our stockholders. As described under the heading “COMPENSATION DISCUSSION AND ANALYSIS,” our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and stockholders by tying compensation to the achievement of key operating objectives that we believe enhance stockholder value over the long term and by encouraging executive share ownership so that a portion of each executive’s compensation is tied directly to stockholder value.

For these reasons, we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders hereby approve the compensation of the NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this proxy statement.”

While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Compensation Committee and Board intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.

Vote Required

The affirmative vote of a majority of the votes cast at the annual meeting with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of the NEOs. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 15, 2014, certain information regarding the beneficial ownership of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each NEO;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes for each executive officer and director options that are currently exercisable or exercisable within 60 days of April 15, 2014. Each director, officer or 5% or more stockholder, as the case may be, furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. We have based our calculations of the percentage of beneficial ownership on 32,624,082 shares of common stock outstanding as of April 15, 2014.

Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Walker & Dunlop, Inc., 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland 20814.

Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Shares of Common Stock Beneficially Owned
5% Stockholders:
Fortress Investment Group LLC(1)	10,546,534	32.3%
Directors and Named Executive Officers:
William M. Walker(2)	1,913,190	5.9%
Howard W. Smith, III(3)	1,144,606	3.5%
Richard C. Warner(4)	162,522	*
Richard M. Lucas(5)	153,462	*
Stephen P. Theobald(6)	64,936	*
Dana L. Schmaltz(7)	21,243	*
Mitchell M. Gaynor(7)	18,543	*
Andrew C. Florance(7)	17,423	*
Alan J. Bowers(7)	16,543	*
John Rice(7)	14,193	*
Cynthia A. Hallenbeck(7)	14,043	*
Michael D. Malone(7)	4,923	*
Deborah A. Wilson(8)	2,500	*
Edmund F. Taylor(9)	—	*
Executive Officers and Directors as a group (14 persons)	3,548,127	10.9%

*	Less than 1%.

(1)

Based solely on the information provided in the Schedule 13D/A filed jointly on May 28, 2013 by the Fortress Reporting Persons listed below, and the Schedule 13D/A filed on March 19, 2014 by Credit Suisse AG: (i) Fortress Credit Opportunities Fund (A) LP, (ii) Fortress Credit Opportunities Fund II (A) LP, (iii) Fortress Credit Opportunities Fund II (E) LP, (iv) FCO MA II UB Securities LLC, (v) FCO MA II LP, (vi) FCO MA LSS LP, (vii) Fortress Credit Opportunities Fund (B) LP,

(viii) Fortress Credit Opportunities Fund (C) L.P., (ix) Fortress Credit Opportunities Fund II (B) LP, (x) Fortress Credit Opportunities Fund II (C) L.P., (xi) Fortress Credit Opportunities Fund II (D) L.P., (xii) FTS SIP L.P., (xiii) FCO Fund GP LLC, (xiv) FCO Fund II GP LLC, (xv) FCO MA GP LLC, (xvi) FCO MA II GP LLC, (xvii) FCO MA LSS GP LLC, (xviii) Fortress Credit Opportunities Advisors LLC, (xix) Fortress Credit Opportunities MA Advisors LLC, (xx) Fortress Credit Opportunities MA II Advisors LLC, (xxi) FCO MA LSS Advisors LLC, (xxii) FCOF UB Investments LLC, (xxiii) FCOF II UB Investments LLC, (xxiv) Fortress Investment Fund V (Fund A) L.P., (xxv) Fortress Investment Fund V (Fund D) L.P., (xxvi) Fortress Investment Fund V (Fund E) L.P., (xxvii) Fortress Investment Fund V (Fund B) L.P., (xxviii) Fortress Investment Fund V (Fund C) L.P., (xxix) Fortress Investment Fund V (Fund F) L.P., (xxx) Fortress Investment Fund V (Fund G) L.P., (xxxi) Fortress Fund V GP L.P., (xxxii) Fortress Fund V GP (BCF) L.P., (xxxiii) FIG LLC, (xxxiv) Hybrid GP Holdings LLC, (xxxv) Fortress Fund V GP Holdings Ltd., (xxxvi) Fortress Fund V GP (BCF) Holdings Ltd., (xxxvii) Principal Holdings I LP, (xxxviii) FIG Asset Co. LLC, (xxxix) Fortress Operating Entity I LP, (xl) FIG Corp. and (xli) Fortress Investment Group LLC (collectively, the “Fortress Reporting Persons”). Each Fortress Reporting Person has shared voting power and shared dispositive power over 10,546,534 shares of the Company’s common stock. As disclosed in the Schedule 13D/A filed on March 19, 2014 by Credit Suisse AG and below in “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS—Column Stock Repurchase,” on March 14, 2014, the Company entered into a Stock Repurchase Agreement with Column to repurchase all 2,450,451 shares of the Company’s common stock it then owned, which repurchase was completed on March 17, 2014, and as a result of which the Fortress Reporting Persons may no longer be deemed to have shared voting power and beneficial ownership of such shares. The principal business and office address of each Fortress Reporting Person in the United States is 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105.

(2)	Includes 19,452 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest ratably on each anniversary of the applicable grant date over a three-year period. The reported number also includes 95,655 shares underlying currently exercisable stock options and 23,028 shares underlying options exercisable within the next 60 days.

(3)	Includes 13,648 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest ratably on each anniversary of the applicable grant date over a three-year period. Includes 1,724 shares of common stock held as custodian for one daughter and 1,724 shares of common stock held as custodian for a second daughter. Includes 1,724 shares of common stock held by HWS IV 2012 Trust, 1,724 shares of common stock held by MHS 2010 Trust, and 1,724 shares of common stock held by MMAS 2008 Trust. The reported number also includes 72,174 shares underlying currently exercisable stock options and 18,423 shares underlying options exercisable within the next 60 days.

(4)	Includes 26,787 shares of restricted stock, which represent the unvested portions of restricted stock grants, 31,010 shares of restricted stock granted to Mr. Warner’s spouse and 6,867 shares of common stock owned by Mr. Warner’s spouse. All restricted stock grants were made to vest ratably on each anniversary of the applicable grant date over a three-year period. The reported number also includes 43,511 shares underlying currently exercisable stock options and 8,636 shares underlying options exercisable within the next 60 days.

(5)	Includes 26,787 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest ratably on each anniversary of the applicable grant date over a three-year period. The reported number also includes 39,511 shares underlying currently exercisable stock options and 8,636 shares underlying options exercisable within the next 60 days.

(6)	Includes 44,866 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest ratably on each anniversary of the applicable grant date over a three-year period. The reported number also includes 9,516 shares underlying currently exercisable stock options and no shares underlying options exercisable within the next 60 days.

(7)	Includes 3,280 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest on the one-year anniversary date of the grant.

(8)	Ms. Wilson resigned from the Company effective March 31, 2013. Ms. Wilson has no outstanding stock options or unvested restricted stock.

(9)	Edmund F. Taylor owns no shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities, or Reporting Persons, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. The Reporting Persons are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC. Based on the review of filings made with the SEC and representations made by the Reporting Persons, with the exception of the Forms 4 of Messrs. Bowers, Florance, Gaynor, Malone, Rice and Schmaltz and Ms. Hallenbeck, filed with the SEC on June 10, 2013, which were filed one day after the prescribed SEC deadline, we believe that each Reporting Person complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policies

Our Board has adopted a written policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is (or are to be) a participant, the amount involved exceeds $100,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest; provided, however, that approval is not required for competitive bidding and similar transactions that are not deemed to be related party transactions under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”). Under the policy, a related person would need to promptly disclose to our compliance officer any related person transaction and all material facts about the transaction. Our compliance officer would then assess and promptly communicate that information to the Audit Committee of our Board. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will either approve or reject the transaction or refer the transaction to the full Board or other appropriate Board committee, in its discretion. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee which will evaluate all options available, including ratification, revision or termination of such transaction, and will either approve or reject the transaction or refer the transaction to the full Board or other appropriate Board committee, in its discretion. Our policy provides that any director who may be interested in a related person transaction should recuse himself or herself from any consideration of such related person transaction.

2010 Registration Rights Agreement

In December 2010, in connection with our initial public offering, we completed formation transactions through which Walker & Dunlop, LLC became our wholly owned subsidiary. In connection with such formation transactions, we entered into a registration rights agreement with regard to shares of our common stock issued to former direct and indirect equity holders of Walker & Dunlop, LLC, which we refer to collectively as the 2010 registrable shares. Among the parties to such registration rights agreement, which we refer to as the 2010 registration rights agreement, were Column, four of our NEOs, Messrs. Walker, Smith and Warner and Ms. Wilson and certain employees and non-employees, together with their permitted assignees and transferees, we refer to collectively as holders of 2010 registrable shares.

Pursuant to the 2010 registration rights agreement, we granted to holders of 2010 registrable shares demand registration rights, subject to certain limitations, to have such shares registered for resale on a registration statement that must remain effective for the shorter of: (a) two (2) years from its date of effectiveness, (b) the period ending on the date on which all of the 2010 registrable shares covered by such registration are eligible for sale without registration pursuant to Rule 144 or any successor provision under the Securities Act, without volume limitations or other restrictions on transfer thereunder and (c) the date on which the parties to the 2010 registration rights agreement complete the sale of all of the 2010 registrable shares. We also granted to holders of 2010 registrable shares holding a number of 2010 registrable shares equal to at least ten percent (10%) of the total number of shares of our common stock issued in the formation transactions described above demand registration rights, subject to certain limitations, pursuant to which such holder will be entitled to effect the sale of such 2010 registrable shares through an underwritten public offering.

In addition to demand registration rights, we also granted to holders of 2010 registrable shares tag-along (or “piggy-back”) rights, subject to certain limitations, pursuant to which such holders have the right to have such shares registered if we propose to file a registration statement with respect to an underwritten offering of shares for our own account.

Notwithstanding the foregoing, in the event of certain corporate events affecting us for certain periods, we are permitted under the 2010 registration rights agreement, subject to certain limitations, to postpone the filing of a registration statement and from time to time to require holders of 2010 registrable shares not to sell under a registration statement or to suspend the effectiveness of such registration statement. We will bear all of the costs and expenses incident to our registration obligations under the 2010 registration rights agreement, including, among other things, fees and disbursements of one counsel retained by the selling holders of 2010 registrable shares. We have also agreed, subject to certain limitations, to indemnify holders of 2010 registrable shares against specified liabilities, including certain potential liabilities arising under the Securities Act.

As described in “—Column Stock Repurchase”, on March 17, 2014 we repurchased from Column all of the shares of our common stock it then owned. Accordingly, Column has no registration rights under the 2010 registration rights agreement.

Amendment of 2010 Registration Rights Agreement

In connection with our acquisition of CWCapital and the 2012 registration rights agreement described below, the Company, CWFS and certain of the signatories to the 2010 registration rights agreement, which we refer to collectively as the current holders, entered into a letter agreement pursuant to which CWFS and the current holders agreed, among other things: (i) to pro rata cutbacks with respect to their respective piggy-back registration rights under the 2012 registration rights agreement and the 2010 registration rights agreement, respectively, if requested by a managing underwriter in order to reduce the amount of shares to be included in offerings for our own account or offerings of 2012 registrable shares or 2010 registrable shares, as applicable, (ii) that whichever of them requests an underwritten offering of 2012 registrable shares or 2010 registrable shares, as applicable, will also have the right to select the managing underwriters for such offering, (iii) to reduce the threshold at which Column has the right to request registration of 2010 registrable shares for sale through an underwritten public offering to five percent (5%) of the shares of our common stock outstanding as of the closing date of our acquisition of CWCapital described below and (iv) for the Company to include the 2010 registrable shares of the current holders in the registration statement to be filed in connection with the 2012 registration rights agreement.

2012 Registration Rights Agreement

In September 2012, in connection with our acquisition of CWCapital, we entered into a registration rights agreement, which we refer to as the 2012 registration rights agreement, with CWFS, the former owner of CWCapital, with regard to shares of our common stock issued to CWFS, which we refer to collectively as the 2012 registrable shares.

Pursuant to the 2012 registration rights agreement, we agreed to register for resale all of the 2012 registrable shares held by CWFS, which, together with its permitted transferees or assigns, we refer to collectively as holders of 2012 registrable shares, on a shelf registration statement filed with the SEC no later than 30 days after the closing date of our acquisition of CWCapital. We also granted to holders of 2012 registrable shares piggy-back rights, subject to certain limitations, pursuant to which such holders have the right to have such shares registered if we propose to file a registration statement with respect to an underwritten offering of shares for our own account or for the account of one or more other stockholders of the Company. In either case, we agreed to use our reasonable best efforts to maintain the effectiveness of the relevant registration statement until the earlier of (i) the date on which all 2012 registrable shares covered by such registration statement are eligible for sale without registration pursuant to Rule 144 or any successor provision under the Securities Act, without volume limitations or other restrictions on transfer thereunder and (ii) the date on which holders of 2012 registrable shares consummate the sale of all 2012 registrable shares registered under such registration statement.

We also granted to holders of 2012 registrable shares holding a number of 2012 registrable shares equal to at least five percent (5%) of the shares of our common stock outstanding as of the closing date of our acquisition of CWCapital demand registration rights, subject to certain limitations, pursuant to which such holder will be entitled to effect the sale of such 2012 registrable shares through an underwritten public offering.

Notwithstanding the foregoing, in the event of certain corporate events affecting us for certain periods, we are permitted under the 2012 registration rights agreement, subject to certain limitations, to postpone the filing of a registration statement and from time to time to require holders not to sell under a registration statement or to suspend the effectiveness thereof. We will bear all of the costs and expenses incident to our registration obligations under the 2012 registration rights agreement, including, among other things, fees and disbursements of one counsel retained by the selling holders of 2012 registrable shares. We have also agreed, subject to certain limitations, to indemnify holders of 2012 registrable shares against specified liabilities, including certain potential liabilities arising under the Securities Act.

Column Voting Agreement

Under the terms of the Column Voting Agreement, to the extent that Column beneficially owns at least ten percent of our then outstanding common stock, at our annual meeting of stockholders to be held during 2014 or at any special meeting of our stockholders held prior to our 2014 annual meeting of stockholders at which our directors are to be elected, or at any taking of action by written consent of our stockholders prior to our 2014 annual meeting of stockholders at which our directors are to be elected, Column has the right to designate one nominee for election to the Board (such nominee, the “Column Nominee”) at such director election. At or prior to any director election, (i) our Nominating and Corporate Governance Committee must recommend to the Board the nomination of the Column Nominee for election to the Board, and (ii) the Board must recommend to our stockholders the election of the Column Nominee to the Board. At each such director election, (i) CWFS and its affiliates will vote all of their shares of common stock then held in favor of electing the Column Nominee to the Board, and (ii) Column will vote all of its shares of our common stock then held in favor of electing CWFS’ or its affiliates’ nominees to the Board.

As described in “—Column Stock Repurchase”, on March 17, 2014 we repurchased from Column all of the shares of our common stock it then owned. Accordingly, Column has no right to designate a nominee for election to our Board at the June  5, 2014 annual meeting.

CWFS’ Designation and Election of Directors

Pursuant to the terms of the Purchase Agreement by which we acquired CWCapital, CWFS, an affiliate of Fortress, is entitled to designate up to two nominees for election as directors to our Board through our annual meeting to be held in 2014. The Purchase Agreement specifies that at our annual meeting of stockholders to be held during the 2013 and 2014 calendar years, or at any special meeting of our stockholders held prior to our 2014 annual meeting of stockholders at which our directors are to be elected, or at any taking of action by written consent of our stockholders prior to our 2014 annual meeting of stockholders with respect to which our directors are to be elected, CWFS shall have the right (but not the obligation) to designate two nominees for election to our Board at such director elections. At or prior to any such director election: (i) our Nominating and Corporate Governance Committee must recommend to our Board the nomination of the CWFS Nominees for election to our Board, and (ii) our Board must recommend to our stockholders the election of the CWFS Nominees to our Board.

At any time that CWFS and its affiliates cease to collectively own, directly or indirectly, at least 20% of our common stock outstanding as of September 4, 2012, CWFS forfeits the right to nominate and appoint one CWFS Nominee, effective as of our then next annual meeting of stockholders at which directors are elected. At any time that CWFS and its affiliates cease to collectively own, directly or indirectly, at least 10% of the our common stock outstanding as of September 4, 2012, CWFS forfeits the right to nominate and appoint one CWFS Nominee, effective as of our then next annual meeting of stockholders at which directors are elected. CWFS has re-designated Mr. Malone as the CWFS Nominee for election to our Board at our 2014 annual meeting.

Loan Participation and Servicing Agreements and Forward Sale Agreements Relating to HUD Loan Modifications

In 2013, we entered into four Participation and Servicing Agreements relating to HUD loan modifications (the “Loan Modifications”), with Credit Suisse First Boston Capital, LLC (“CSFBC”), an affiliate of Column, relating to HUD loans serviced by us. The primary goal of each Loan Modification is to reduce the interest rate and other payment requirements for the borrower under the loan. Under each Participation and Servicing Agreement, we redeemed a specified original Ginnie Mae security backed by the HUD loan to be modified, and simultaneously sold a 100% participation in the repurchased security to CSFBC for the outstanding principal balance of the loan. The aggregate outstanding principal balance of the loans in which we sold participations to CSFBC in 2013 is $17,726,599.

In connection with each Participation and Servicing Agreement described above, we also entered into a forward sale agreement with Credit Suisse an affiliate of Column, whereby we agreed to sell, and Credit Suisse agreed to buy a new Ginnie Mae security backed by the modified HUD loan. In 2013, we received an aggregate of $815,130 in payments in connection with the forward sale agreements entered into with Credit Suisse. We have not engaged in any similar transactions with CSFBC or Credit Suisse in 2014.

Column Indemnification Agreements

On February 17, 2010, Capital Funding Group, Inc. (“Capital Funding”) filed a lawsuit in the state Circuit Court for Montgomery County, Maryland against Walker & Dunlop, LLC, our wholly owned subsidiary, for alleged breach of contract, unjust enrichment and unfair competition arising out of an alleged agreement that Capital Funding had with Column to refinance a large portfolio of senior healthcare facilities located throughout the United States (the “Golden Living Facilities”). Capital Funding alleges that a contract existed between it and Column (and its affiliates) whereby Capital Funding allegedly had the right to perform the HUD refinancing for the Golden Living Facilities and according to which Capital Funding provided certain alleged proprietary information to Column and its affiliates relating to the refinancing of the Golden Living Facilities on a confidential basis. Capital Funding further alleges that Walker & Dunlop, LLC, as the alleged successor by merger to Column, is bound by Column’s alleged agreement with Capital Funding, and breached the agreement by taking for itself the opportunity to perform the HUD refinancing for the Golden Living Facilities.

Capital Funding further claims that Column and its affiliates and Walker & Dunlop, LLC breached the contract, were unjustly enriched, and committed unfair competition by using Capital Funding’s alleged proprietary information for certain allegedly unauthorized purposes. Capital Funding also asserts a separate unfair competition claim against Walker & Dunlop, LLC in which it alleges that Walker & Dunlop, LLC is improperly “taking credit” on its website for certain work actually performed by Capital Funding. Capital Funding seeks damages in excess of $30 million on each of the three claims asserted against all defendants, and an unspecified amount of damages on the separate claim for unfair competition against Walker & Dunlop, LLC. Capital Funding also seeks injunctive relief in connection with its unjust enrichment and unfair competition claims.

Pursuant to an agreement, dated January 30, 2009 (the “Column Transaction Agreement”), among Column, Walker & Dunlop, LLC, W&D, Inc. and Green Park Financial Limited Partnership, Column generally agreed to indemnify Walker & Dunlop, LLC against liability arising from Column’s conduct prior to Column’s transfer of the assets to Walker & Dunlop, LLC. However, pursuant to the Column Transaction Agreement, Column’s indemnification obligation arises only after Column receives a claim notice following the resolution of the litigation that specifies the amount of Walker & Dunlop, LLC’s claim.

To provide for greater certainty regarding Column’s indemnification obligations before the resolution of this litigation and to cap our total loss exposure, we secured a further agreement from Column in November 2010 confirming that it will indemnify us for any liabilities that arise as a result of this litigation. As part of this further indemnification agreement, in the event Column is required to pay us for any liabilities under the Capital Funding litigation that it otherwise would not have been obligated to pay under the Column Transaction

Agreement, we will indemnify Column for an amount up to $3.0 million. Also as part of this further indemnification agreement, William Walker, our Chairman, President and Chief Executive Officer, and Mallory Walker, former Chairman and current stockholder, in their individual capacities, agreed that if Column is required to indemnify us under this agreement and otherwise would not have been obligated to pay such amounts under the Column Transaction Agreement, Messrs. William Walker and Mallory Walker will pay any such amounts in excess of $3.0 million but equal to or less than $6.0 million. As a result of this agreement, we will have no liability or other obligation for any damage amounts in excess of $3.0 million arising out of this litigation. Although Column has assumed defense of the case for all defendants, and is paying applicable counsel fees, as a result of the indemnification claim procedures described above, we could be required to bear the significant costs of the litigation and any adverse judgment unless and until we are able to prevail on our indemnification claim. We believe that we will fully prevail on our indemnification claims against Column, and that we ultimately will incur no material loss as a result of this litigation, although there can be no assurance that this will be the case.

On July 19, 2011, the Circuit Court for Montgomery County, Maryland issued an order granting the defendants’ motion to dismiss the case, without prejudice. After the initial case was dismissed without prejudice, Capital Funding filed an amended complaint. In November 2011, the Circuit Court for Montgomery County, Maryland rejected the defendants’ motion to dismiss the amended complaint. Capital Funding filed a Second Amended Complaint that did not alter the claims at issue but revised their alleged damages. Defendants moved for summary judgment on all claims, including two counts of breach of contract, two counts of promissory estoppel, two counts of unjust enrichment, and two counts of unfair competition. On April 30, 2013, the Court issued an Opinion and Order which granted the motion as to the two promissory estoppel counts and one count of unjust enrichment. The Court denied the motion as to all remaining claims.

A two-week jury trial was held in July 2013. In the course of the trial, all but two of Capital Funding’s claims were dismissed. The jury awarded Capital Funding (i) a $1.75 million judgment against defendants on Capital Funding’s breach of contract claim and (ii) a $10.4 million judgment against Credit Suisse, Column’s parent, on Capital Funding’s unjust enrichment claim. Because the two claims arise from the same facts, Capital Funding agreed it may only collect on one of the judgments; following the verdict, Capital Funding “elected” to collect the $10.4 million judgment against Credit Suisse. The defendants filed a post judgment motion to reduce or set aside the judgment. On January 31, 2014 the Court ruled that the $10.4 million unjust enrichment judgment is vacated, and awarded Capital Funding the $1.75 million breach of contract judgment. On February 10, 2014, Capital Funding filed a motion with the Court seeking a new trial. On March 13, 2014, the Court denied Capital Funding’s motion for a new trial. Capital Funding has appealed the Court’s ruling.

As a result of an indemnification arrangement with Column, our loss exposure is limited to $3.0 million, and we believe that the indemnification fully covers the $1.75 million judgment.

Column Stock Repurchase

On March 14, 2014 we entered into a Stock Purchase Agreement with Column to repurchase all 2,450,451 shares of our common stock it then owned, at an aggregate purchase price of $35.5 million or $14.50 per share. The repurchase was completed on March 17, 2014.

CMBS Partnership

During the fourth quarter of 2013, we formed a partnership with an affiliate of Fortress, in which we own a 20% interest (“CMBS Partnership”). The CMBS Partnership will operate a CMBS program (“CMBS Program”). The CMBS Program will offer financing for all commercial property types throughout the United States. The CMBS Partnership expects to sell all loans originated by it into secondary securitization offerings within 90 days of origination. The loans in the CMBS Program will be selected and funded by the CMBS Partnership and underwritten by us. We will receive a fee for servicing the loans. The CMBS Partnership will assume the full risk of loss on the loans while it holds the loans. The CMBS Partnership originated no loans through the CMBS Program, and the activities of the CMBS Program were immaterial during the year ended December 31, 2013.

Servicing Fees

Walker & Dunlop, LLC is the loan subservicer for 11 loans serviced by CWCapital Asset Management LLC (“CWCAM”), an affiliate of Fortress, pursuant to a subservicing agreement between Walker & Dunlop, LLC and CWCAM. In 2013 we received an aggregate of $284,980 in servicing fees under this agreement.

Walker & Dunlop, LLC is the servicer of a portfolio of 578 Fannie Mae secondary risk loans. In connection with that portfolio of loans, Walker & Dunlop, LLC is party to a sub-special servicing agreement with CWCAM pursuant to which we will pay CWCAM fees for performing special servicing services for mortgage loans in the portfolio. CWCAM currently performs special servicing services for 5 loans under the special servicing agreement, and in 2013 we paid CWCAM an aggregate of $165,011 in fees for such services.

Walker & Dunlop, LLC is a servicer of a commercial real estate mortgage loan made to Parkmerced Investors Properties, LLC, a special purpose entity, which is an affiliate of Fortress, and we receive servicing fees in connection with our role as servicer. In 2013, we received $136,875 in servicing fees for the loan.

During 2013, Walker & Dunlop, LLC was a servicer of two commercial real estate loans owned by Fortress Credit Opportunities I L.P., an affiliate of Fortress, and we received servicing fees in connection with our role as servicer. In 2013, we received $11,285 in servicing fees for the loans.

Walker & Dunlop, LLC is a servicer of a commercial real estate loan owned by DBD OTLP LLC, an affiliate of Fortress, and we receive servicing fees in connection with our role as servicer. In 2013, we received $2,277 in servicing fees for the loan.

Commercial Real Estate Funds

W&D Balanced Real Estate Fund I GP, LLC, our wholly owned subsidiary, is the general partner of W&D Balanced Real Estate Fund I LP (the “Balanced Fund”), a commercial real estate fund that has invested approximately $50 million in commercial real estate securities and loans, such as first mortgages, B-notes, mezzanine debt and equity securities and has no further commitments to invest. It is only responsible for managing the investments. All of the limited partnership interests in the Balanced Fund are held by third-party pension funds. Pursuant to the Balanced Fund’s partnership agreement, only the limited partners share in regular distributions; our subsidiary, as the general partner, is only entitled to an incentive fee if returns exceed certain pre-established thresholds. To date, the general partner has never received an incentive fee. In 2012, our wholly owned subsidiary, Walker & Dunlop, LLC, contracted with Walker & Dunlop Fund Management, LLC (the “Advisor”), a then registered investment advisor, of which Mr. Walker, our Chairman, President and Chief Executive Officer, is the sole member, for it to provide investment advisory services to the Balanced Fund pursuant to an investment advisory agreement. On March 21, 2013, the Advisor assigned this contract to Walker & Dunlop Investment Advisory Services, LLC, our wholly owned subsidiary. Until the date of such assignment, Walker & Dunlop, LLC provided consulting, overhead and other corporate services to the Advisor pursuant to a corporate services agreement for a fee. From January 1, 2013 through March 21, 2013, the date of the assignment of the agreement, the amount of such fee was approximately $0.1 million.

We also provide investment, consulting and related services to Walker & Dunlop Multifamily Equity I, LLC (the “Multifamily Advisor”), in which members of the Walker family, including Mr. Walker, our Chairman, President and Chief Executive Officer, and Mr. Smith, our Executive Vice President and Chief Operating Officer, hold 37.5% and 2.5% of the membership interests, respectively. The Multifamily Advisor holds a 1% managing member interest in, and serves as the investment advisor pursuant to an investment advisory agreement to, Walker & Dunlop Apartment Fund I, LLC (the “Apartment Fund”), a commercial real estate investment fund. An institutional investor owns a 99% non-managing member interest in the Apartment Fund.

In 2013, the Apartment Fund was dissolved and its assets liquidated. Pursuant to a corporate services agreement between the Multifamily Advisor and Walker & Dunlop, LLC, Walker & Dunlop, LLC provides corporate services to the Multifamily Advisor in connection with Multifamily Advisor’s asset management responsibilities to the Apartment Fund for a fee. In 2013, through the date of the Apartment Fund’s dissolution, the amount of such fee was approximately $0.3 million.

CoStar Information Subscriptions

Andrew C. Florance, one of our Directors, is the president and chief executive officer and a member of the board of directors of CoStar. CoStar is a provider of commercial real estate information and analytic services. In 2013, we paid $139,092 in fees for subscriptions to CoStar Property Professional®, CoStar Comps Professional® and CoStar Tenant®. We use each of these subscriptions to analyze commercial real estate property, markets and assets in connection with our lending, loan servicing and asset management activities.

OTHER MATTERS

Availability of Proxy Statement and Annual Report on Form 10-K

In addition to this proxy statement, we have provided without charge, to each person from whom a proxy is solicited, a copy of our annual report to stockholders for the fiscal year ended December 31, 2013, including our consolidated financial statements. You should not regard this annual report as proxy soliciting material or as a communication by means of which any solicitation is to be made.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on Thursday, June 5, 2014:

The proxy statement and the 2013 Annual Report to Stockholders are available at: http://www.edocumentview.com/WD. Additionally, upon written request, we will provide you without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 that we filed with the SEC. You should make your request in writing to:

Walker & Dunlop, Inc.

Attention: Investor Relations

7501 Wisconsin Avenue, Suite 1200E

Bethesda, Maryland 20814

Other Matters to Come Before the 2014 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board, or, if no recommendation is given, in their own discretion.

Stockholder Proposals and Nominations for the 2015 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than January 2, 2015.

Any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC, posted on our investor relations web page and may be obtained from the Secretary of the Company upon request. These notice provisions require that nominations for directors must be received by the Secretary at our principal executive offices not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, such notice to be timely must be so delivered not earlier than the 150th day prior to such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

* * * *

By Order of the Board of Directors

Name:	Richard M. Lucas
Title:	Executive Vice President, General Counsel and Secretary

Bethesda, Maryland

April 25, 2014

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on June 4, 2014.
Vote by Internet
• Go to www.envisionreports.com/WD
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommend a vote “FOR” each Director, “FOR” proposal 2 and “FOR” proposal 3.

1. Election of Directors:					+
Nominees:	01 Alan Bowers	02 Andrew Florance	03 Cynthia Hallenbeck	04 Michael Malone
	05 John Rice	06 Dana Schmaltz	07 Howard Smith	08 William Walker

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐	3. Advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+
1 U P X

                                     01U3TB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: www.envisionreports.com/wd

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Walker & Dunlop, Inc.

Annual Meeting of Stockholders – June 5, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints William Walker and Richard Lucas, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Walker & Dunlop, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 5, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 and 3 AS RECOMMENDED BY THE DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)